As filed with the Securities and Exchange Commission on September 27, 2007
Registration No. 333-143925

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Amendment No. 1
to
FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
TEKNIK DIGITAL ARTS, INC.
(Name of small business issuer in its charter)

Nevada	7372	68-0539517

State or jurisdiction of	(Primary Standard Industrial	(I. R. S. Employer Identification No.)
incorporation or organization	Classification Code Number)
P.O. Box 2800-314, Carefree, Arizona 85377
(480) 443-1488
(Address and telephone number of principal executive offices)
John R. Ward
Teknik Digital Arts, Inc.
P.O. Box 2800-314
Carefree, Arizona 85377
(480) 443-1488
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Gregory R. Hall, Esq.
DLA Piper US LLP
2415 East Camelback Road, Suite 700
Phoenix, Arizona 85016-4245
480.606.5128
     Approximate Date Of Proposed Sale To Public: As soon as practicable after the effective date of this Registration Statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject To Completion, Dated September 26, 2007
Prospectus
Teknik Digital Arts, Inc.
12,500,000 Shares of Common Stock
     This prospectus relates to the resale of up to 12,500,000 shares of our common stock, par value $.001 per share, issuable to Dutchess Private Equities Fund, Ltd., who we refer in this prospectus as “Dutchess” or the selling shareholder. Purchases of shares of our common stock by Dutchess will be at a discount of 6% to the lowest closing price during the pricing period. The selling shareholders will initially sell the common stock from time to time at the prevailing market price or in negotiated transactions. The price you pay for shares of common stock sold by the selling shareholders named in this prospectus will be determined at the time of such sale, as set forth under the heading “Plan of Distribution.”
     The selling shareholders will receive all of the amounts received upon any sale by them of the common stock, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of the common stock by the selling shareholders.
     The selling shareholder, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our common stock.
     Our common stock is quoted on the Over-the-Counter Bulletin Board administered by the NASD under the symbol TKNK.OB. On September 24, 2007, the last reported sale price of our common stock was $0.15.
     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September ___, 2007

ii

iii

PROSPECTUS SUMMARY
     This summary highlights the information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock described under Risk Factors beginning at page 6 of this prospectus.
Overview of our Business
     Teknik Digital Arts, Inc. publishes and distributes physically interactive video game systems for play on personal computers and video game consoles, and instructional and game software for play on mobile telephones. Through our joint venture with Powergrid Fitness, Inc., we are currently developing and applying all of our resources to the first physically interactive online video game league, The Power Gaming League. We plan to continue to license highly visible consumer personalities, such as popular motion picture, television show, and sports figures, to promote the healthy aspects of our Power Gaming League.
     In August 2006, we formed a joint venture with Powergrid Fitness to develop the Power Gaming League and distribute the exclusively-licensed Exerstation™ physically interactive video game controller. The Exerstation™ was awarded the 2006 Consumer Electronics Show Electronic Gaming innovation of the year. The controller is isometric based, works with all games on personal computers, XBox, Sony Playstation 2, and Ninetendo’s GameCube. According to clinical medical trials, the video game player can burn up to 350 calories per hour and build muscle fitness utilizing the controller. The Power Gaming League and Exerstation™ distribution is scheduled to launch by September 2007.
     We will provide the day-to-day operations and financial management for the joint venture, while the management of Powergrid Fitness will provide engineering, manufacturing, and marketing management for the joint venture. We have contracted with third party software developers to program the Power Gaming League.
     Customers will be able to join the Power Gaming League and purchase the Exerstation™ online and from retailers, such as Best Buy, Sharper Image, Target, Amazon.com and others. The league currently plans to charge customers a monthly fee of $15 to play in the league and $199 retail for the controller. All Exerstation™ equipment will be delivered by a contracted fulfillment house to individual customers and retailers. This arrangement will save the Company the overhead of operating a distribution warehouse and works well with major retailers who require independent fulfillment houses to manage distribution of this type of consumer electronic product.
     Since our inception, our aggregate loss from operations is ($8,187,329) (unaudited) as of March 31, 2007. This loss has been primarily related to research, development and general and administrative costs. As of March 31, 2007, we had two full time employees, including one in sales and marketing and one in finance and administration. We intend to hire additional employees as needed. We also retain independent contractors to provide various services, primarily in connection with our software development and sales activities. We are not subject to any collective bargaining agreements and we believe that our relationship with our employees is good.
Our Products
     We have developed products for physically interactive video gaming systems. The Power Gaming League is currently being developed to form a physically interactive gaming community using the Exerstation™ video game controller. The league is being created by the Company’s joint venture with Powergrid Fitness, Inc. The league will initially operate on personal computers. The joint venture also has the exclusive rights to distribute the Exerstation™. We have received indications of interest from Best Buy, Sharper Image, Target and Amazon.com to carry the product once we have sufficient manufacturing capacity.
     We also plan to develop physically interactive games for personal computers and consoles such as Nintendo GameCube, the XBox and PlayStation game systems. In October 2004, we entered into a joint venture agreement with PEP PAD, LLC to develop, publish and market physically interactive performance enhanced video games for personal computer and console applications, based on certain proprietary software, referred to as the SDK software, licensed by PEP PAD, LLC, for performance enhancement fitness related pressure sensitive mats connected to a personal computer. Under the terms of the joint venture, PEP PAD, LLC assigned its rights in the SDK software license to the joint venture, and will sell the rights under future license agreements to the joint venture on terms mutually agreeable to PEP PAD, LLC and Teknik. Under the terms of the joint venture agreement, Teknik will perform the game development, publishing, distribution and accounting functions, and will provide financing for the joint venture. As of the date of this report, we have one physically interactive video game application completed. We have no current plans to distribute this product until funding becomes available to do so. We anticipate that this will require a minimum of $250,000 to commence distribution.
     We have also developed for mobile phones, including the games Fear Factor, Next Action Star and the Phil Mickelson golf game with the Dave Pelz and Rick Smith instructional segments.
Our Markets
     We intend to market our products to the on-line video gaming market and personal computer and console markets.
     We believe that as we develop games and applications for these platforms, we will be competing in a growing market and will be uniquely positioned to leverage our experience in developing physically interactive applications into the personal computer and console game system markets.
Our Strategies
     On April 27, 2007 we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. to provide us with an equity line of credit. Pursuant to the Investment Agreement, Dutchess is contractually obligated to purchase up to $10,000,000 of the Company’s common stock over the course of thirty-six (36) months, however, such purchases of our shares are contingent upon a registration statement covering such shares being declared effective. The amount that the Company will be entitled to request from each of the purchase “puts,” shall be equal to either 1) $250,000 or 2) 200% of the average daily volume (U.S. market only), multiplied by the average of the three (3) daily closing prices immediately preceding the put date. The average daily trading volume shall be computed using the ten (10) trading days prior to the put date. The purchase price for the common stock identified in the put notice shall be set at ninety-four percent (94%) of the lowest closing bid price of the common stock during the pricing period. The pricing period is equal to the period beginning on the put notice date and ending on and including the date that is five (5) trading days after such put notice date. There are put restrictions applied on days between the put date and the Closing Date with respect to each put. During this time, the Company will not be entitled to deliver another put notice.
Our Corporate History
     Teknik Digital Arts, Inc. was incorporated in Nevada on January 29, 2003. Our principal executive offices are located at P.O. Box 2800-314, Carefree, Arizona 85377. Our telephone number is (480) 443-1488. Our web site is http://www.teknikcorp.com. The information found on our web site is not a part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholders	12,500,000 shares of common stock.

Common stock outstanding:
Before the offering	14,395,588 shares.
After the offering	26,895,588 shares.

Use of Proceeds	We will not receive any of the proceeds from the offer and sale of the shares of common stock by the selling shareholder. We will receive proceeds form our Investment Agreement with Dutchess Private Equities Fund, Ltd. We expect to use substantially all of the net proceeds, if any, for general corporate purposes, including working capital, research and development and expansion of sales and marketing activities.

OTC symbol	TKNK.OB

Risk Factors	An investment in our common stock is subject to significant risks. You should carefully consider the information set forth in the “Risk Factors” section and the other sections of this prospectus, including our financial statements and related notes.

TRANSACTION SUMMARY
Transaction with Dutchess Private Equities Fund, Ltd.
     On April 27, 2007 we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. to provide us with an equity line of credit. Pursuant to the Investment Agreement, Dutchess is contractually obligated to purchase up to $10,000,000 of the Company’s common stock over the course of thirty-six (36) months, however, such purchases of our shares are contingent upon a registration statement covering such shares being declared effective. The amount that the Company will be entitled to request from each of the purchase “puts,” shall be equal to either 1) $250,000 or 2) 200% of the average daily volume (U.S. market only), multiplied by the average of the three (3) daily closing prices immediately preceding the put date. The average daily trading volume shall be computed using the ten (10) trading days prior to the put date. The purchase price for the common stock identified in the put notice shall be set at ninety-four percent (94%) of the lowest closing bid price of the common stock during the pricing period. The pricing period is equal to the period beginning on the put notice date and ending on and including the date that is five (5) trading days after such put notice date. There are put restrictions applied on days between the put date and the Closing Date with respect to each put. During this time, the Company will not be entitled to deliver another put notice.
     We are required to reserve the right, but not the obligation, to withdraw that portion of the put that is below a minimum acceptable price, as defined in the Investment Agreement, by submitting to the investor, in writing, a notice to cancel that portion of the put. Any shares above the minimum acceptable price due to the Investor shall be carried out by the Company under the terms of the Investment Agreement. The minimum acceptable price is defined as seventy-five percent (75%) of the lowest closing bid price of the common stock for the three (3) trading days prior to the applicable put date.
     In connection with the Investment Agreement, we entered into a Registration Rights Agreement with Dutchess. Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within twenty-one (21) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date.

SUMMARY HISTORICAL FINANCIAL DATA
     Our summary historical financial data is presented in the following table to aid you in your analysis of a potential investment in our common stock. You should read this data in conjunction with the section entitled Plan of Operations, our financial statements and the related notes to those financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the six months ended March 31, 2007 and 2006 (unaudited), and the fiscal years ended September 30, 2006 and 2005 (audited) are derived from our financial statements included elsewhere in this prospectus.

	(Unaudited)	(Unaudited)
	Six Months	Six Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	September 30,	September 30,
	2007	2006	2006	2005

Statement of Operations Data:
Revenue	$23	$3,246	$3,551	$0
General and administration expense	1,319,890	453,146	1,109,835	1,878,028
Research and development costs	254	38,359	38,868	257,744
Loss from operations	(1,320,125)	(489,975)	(1,147,208)	(2,135,772)

Other Income (Expenses):
Total other income (expenses)	(52,532)	(32,282)	(108,870)	(33,005)
Net loss	(1,372,657)	(522,257)	(1,256,078)	(2,166,605)

Shares used in computing basic and diluted loss per common share	10,879,039	9,078,297	8,986,207	8,900,178
Basic and diluted loss per common share	$(0.13)	$(0.06)	$(0.14)	$(0.24)

	(Unaudited)
	March 31, 2007	September 30, 2006

Balance Sheet Data:
Cash and cash equivalents	244	42,387
Working capital	(780,393)	(1,036,250)
Total assets	83,413	361,408
Total liabilities and minority interest	1,232,884	1,709,399
Common stock	14,990	9,990
Additional paid-in-capital	7,075,408	5,457,466
Accumulated deficit	(8,187,329)	(6,814,672)
Stockholders’ deficit	(1,149,471)	(1,347,991)
RISK FACTORS
     You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock would decline and you may lose all or part of your investment.
Risks Related to Our Business
Our limited operating history makes it difficult for you to evaluate our business and prospects.
     We incorporated in January 2003 and are still in the early stages of development of our core business. Accordingly, we have only a limited operating history upon which you can evaluate our business. The revenue and income potential of our products and business are unproven. You should consider our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business in a highly competitive market, many of which may be beyond our control. If we fail to address these risks, uncertainties, expenses, delays and difficulties, the value of your investment will decline.
We have a history of losses, we expect losses to continue and we might not achieve or maintain profitability.
          We have incurred net losses of $8,187,329 (unaudited) for the period from January 29, 2003 (inception) to March 31, 2007. Moreover, we expect to incur significant operating expenses for the foreseeable future. We will need to generate significant revenues to achieve and maintain profitability. We believe that generating revenues will depend in large part on our ability to:
•	raise additional capital to fund our working capital needs;

•	deploy our products and their applications;

•	generate significant revenue from the sale of our products and product applications and licensing of related products and services;

•	establish and maintain broad market acceptance for our products and then increase our market share based upon the timing, strength and success of our sales efforts and our ability to enter into strategic and commercial alliances;

•	convert the acceptance for our products and services into direct and indirect sources of revenue;

•	develop effective marketing and other promotional activities to penetrate our target customer base;

•	develop and maintain strategic and commercial relationships that balance our current and long-term ability to capitalize on our technology and solutions approach;

•	generate and sustain substantial revenue growth while maintaining reasonable expense levels; and

•	timely and successfully develop new products, product features and services and increase the functionality and features of existing products.
          If our revenues grow more slowly than anticipated or if operating expenses increase more than expected, or are not reduced sufficiently, we may never achieve profitability.  Even if we do achieve profitability, we cannot be certain that we will be able to sustain or increase that profitability on a quarterly or annual basis.

Our operating results are likely to fluctuate significantly, which may cause our stock price to fluctuate.
     As a result of our relatively limited operating history and the rapidly changing and uncertain nature of the markets in which we intend to compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period, and period to period comparisons of our results of operations are not likely to be meaningful. Fluctuations in our operating results will likely increase the volatility of our stock price.
     Factors that are likely to cause our results to fluctuate include the following:
•	the announcement and timely introduction of new products by us and our competitors;

•	the timing and availability of electronic devices upon which our product may operate;

•	market acceptance of existing and future versions of our products and the devices upon which they operate;

•	fluctuations in the licensing fees we may pay for certain intellectual properties;

•	the price of products that both we and our competitors offer;

•	the amount and timing of our operating costs; and

•	the mix of products that we offer.
Our independent auditor’s report regarding our ability to continue as a going concern could have a material adverse effect on our business and financial condition.
     Our independent auditors issued a report on September 30, 2006, concerning our ability to continue as a going concern. This report could have a material adverse effect on our business and financial condition. For example, among other things, as a result of concerns regarding our financial viability, prospective and existing customers may not desire to enter into strategic business arrangements with us and may not wish to continue existing relationships, thus making it difficult for us to increase or maintain our revenues. Additionally, the independent contractors we hire may demand security deposits or accelerated payment terms as a condition to providing services to us, thus increasing our costs of operations. If any of these events or similar events occur, it may have a material adverse effect on our business and financial condition.
The costs of developing and marketing products for new interactive entertainment hardware platforms may be substantial and may materially adversely affect our financial condition and results of operations.
     Our hardware platform and related operating systems must be compatible with the existing hardware platforms and operating systems in order for our online league to work. The costs associated with developing this compatibility may be greater than anticipated, which may materially adversely affect our financial condition and results of operations. Additionally, during periods of new technology introductions, forecasting our revenues and earnings is likely to be more difficult than in more stable product markets. Accordingly, we may not have the resources to afford such costs or, if we do, we may not be able to generate sufficient offsetting revenues.
If we are unable to obtain substantial additional financing we may not be able to remain in business.
     We require substantial working capital to fund and sustain our business operations. Our current resources, together with any proceeds we may receive from the Dutchess Investment Agreement described in this prospectus, may not be sufficient to fund our working capital needs and capital expenditure requirements. If adequate funds are not available or are not available on terms that are acceptable to us, we may be unable to develop further or enhance our products and services, take advantage of future opportunities, respond to competitive pressures or continue in business. A material shortage of capital may require us to take drastic steps such as reducing our level of operations, disposing of selected assets or seeking an acquisition partner. In such cases, our business, operating results and financial condition could be harmed.
Obtaining additional capital to fund our operations and finance our growth could impair the value of your investment.
     Our primary source of funding for our operations has come from the issuance of shares of our common stock in private placements to investors.  As of the date of this report, we have 50,000,000 shares of common stock authorized for issuance, of which 14,989,704 are issued and 14,395,588 are outstanding, 1,077,500 are reserved for issuance of shares underlying warrants and 2,000,000 shares are reserved for issuance under our stock option plan, of which options to purchase an aggregate of 150,000 shares have been granted as of the date of this prospectus. To the extent we are successful in our capital raising efforts, existing shareholders will almost certainly experience dilution of their percentage ownership interests in Teknik and the new equity securities may have rights, preferences or privileges senior to those of existing holders of shares of our common stock. In any event, future issuances of additional shares of our common stock or other equity interests will dilute the proportional ownership interests of existing shareholders. If we raise additional funds by issuing debt, we may be subject to limitations on our operations. If we fail to raise capital when needed, our business will be negatively affected.
We may not successfully develop new products and services, which could harm our operating results.
     The growth and success of our business depends on our ability to develop additional products and services.  Due to the complexity of these products, internal quality assurance testing and testing of pre-commercial releases by licensors may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of products or product upgrades. In addition, the reallocation of resources associated with any postponement could cause delays in the development and release of future enhancements to our currently available software. No assurances can be provided that we will be able to successfully complete the development of products or product enhancements in a timely and efficient manner or that when such products are completed, they will achieve market acceptance. Any such failure or delay could harm our operating results.
If our hardware interfaces contain defects, we could lose customers and revenue.
     Our hardware must be able to connect to all existing platform devices in order to achieve market acceptance. The steps we take to ensure that our interfaces function as designed and that such technology is free of errors or defects, particularly when first introduced or when new versions or enhancements are released, may not be successful. Additionally, errors in our products may be caused by defects in third-party hardware associated with our products. We cannot guarantee that current or enhanced versions of our products will be free of significant software defects or bugs. Errors, defects or other performance problems with our products could result in lost revenue or delay in market acceptance of our products, could seriously harm our credibility and materially affect the market acceptance and sales of our products and could result in potential product liability claims. The occurrence of these types of problems could materially adversely affect our business, results of operations and financial condition.
Other parties may assert claims against us that we are infringing upon their intellectual property rights and we may be required to indemnify hardware manufacturers from certain claims.
     Our industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation. We cannot be certain that our products do not infringe upon the intellectual property rights of others. If our products violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such products on commercially reasonable terms, or at all. In addition, our business requires that we indemnify hardware manufacturers with respect to all loss, liability and expense resulting from any claim against them involving the development, marketing, sale or use of our products. As a result, we bear the risk that the properties upon which our software titles are based, or that the information and technology licensed from the hardware manufacturer and incorporated in our software, may infringe the rights of third parties. Any claims against us or the parties we indemnify relating to the infringement of third-party proprietary rights, even if not meritorious, could severely harm our financial condition and ability to compete.

     We cannot assure you that we would prevail in any such litigation. If this litigation resulted in an adverse ruling, we could be required to:
•	pay substantial damages;

•	cease the manufacture, use or sale of infringing products;

•	discontinue the use of certain technology; or

•	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms, or at all.
If we become subject to product liability claims, they could be time consuming and costly to defend.
     Since our customers use our software in connection with hardware devices they rely on, errors, defects or other performance problems could result in financial or other damages to our customers. They could seek damages for losses from us, which, if successful, could have a material adverse effect on our business, operating results or financial condition. Additionally, our license agreements typically contain provisions designed to limit the exposure of the manufacturers of hardware devices to product liability claims. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if not successful, could be time consuming and costly to defend and could harm our reputation.
The success of our business will greatly depend on our ability to develop and enter into strategic relationships with manufacturers and content providers.
     We will need to enter into agreements with device manufacturers and content providers in order to generate any significant revenues from our technology and product applications.  If we are unable to establish a sufficient number of strategic relationships and enter into contractual arrangements on terms commercially favorable to us, our business, revenue, and prospects are likely to be adversely affected.
The success of our business will greatly depend on our ability to enter into intellectual property licenses from others and our failure to obtain or maintain these licenses could seriously harm our business.
     Our business is the development of products based on licensed intellectual property in the entertainment and sports fields. We will rely on technologies and intellectual property that we license or acquire from third parties. Because our business is currently in the development stage and none of our products have reached the stage of commercial exploitation, we are not dependent on any single license agreement. We expect that we will enter into future licenses for name-brand intellectual property and for technology that will be integrated with our internally-developed software and used to enhance the value of our products. It is possible that those from whom we obtain licenses will choose not to renew any given license at the end of its term for competitive or other reasons. Additionally, some entities from which we acquire licenses may, themselves, have licensed such intellectual property and may have their licenses terminated. If we fail to maintain or renew our licenses in the future, we would be required to license substitute intellectual property, which could be less desirable and could be costly in terms of cash and other resources, or forego the development of a product altogether. In the alternative, we could develop our own software, which would take considerable time, resources and expense, and would divert our engineers’ attention from product innovations. No assurances can be provided that we will be able to successfully obtain desirable intellectual property licenses or maintain them thereafter, and our failure to do so could materially harm our business.

If we cannot retain our executive management team and attract and retain additional key personnel, our business will be harmed.
     Our business relies to a significant extent on the contributions and industry experience of our executive management team. If we fail to retain the services of our executive management team, our ability to secure additional licenses and develop and sell new products would be significantly impaired. In addition, our future success will also depend upon our ability to attract, motivate and retain highly qualified employees and third-party contractors, particularly software design and development personnel and outside sales representatives. Competition for highly skilled employees is intense and we may not be successful in attracting and retaining such personnel.
Our success depends on our ability to effectively manage our growth.
     We plan to expand our operations in the future. Our growth may place a significant strain on our management and operational systems and resources. We anticipate that as our business grows, we will have to improve and enhance our overall financial and managerial controls, reporting systems and procedures. We will also need to continue to expand, train and manage our workforce. Additionally, we will be required to increase the capacity of our current systems to meet additional demands. An inability to manage our growth and meet these additional demands will impair the success of our business.
If we begin competing in international markets we will become subject to additional business risks.
     We may decide to begin international operations, which would necessitate entering into relationships with foreign business partners. Such relationships entail risks, including difficulty in managing international operations due to distance, language and cultural differences, and an inability to successfully market and operate services in foreign markets. There are also risks inherent in doing business on an international level, including unexpected changes in regulatory requirements, trade barriers, difficulties in staffing and managing foreign operations, fluctuations in currency exchange rates, longer payment cycles in general, problems in collecting accounts receivable, difficulty in enforcing contracts, political and economic instability, and potentially adverse tax consequences.
Risks Related To Our Industry
The markets in which we operate are characterized by rapid technological changes. If we are unable to continually improve our technologies and introduce new products that achieve market acceptance, our ability to compete effectively will be harmed.
     Consumer preferences for interactive entertainment software products are continually changing and are difficult to predict. Even the most successful titles remain popular for only limited periods of time, often less than six months. Additionally, because the interactive entertainment industry is also characterized by rapid technological change, we must continually anticipate these changes and adapt our offerings to emerging hardware platforms and evolving consumer preferences. The introduction of new hardware platforms and technologies can also render existing titles obsolete and unmarketable. Further, it is difficult to ensure that our schedule for releasing new titles will coincide with the release of the corresponding hardware platforms.
Competition within the markets in which we operate is intense and poses an ongoing threat to the success of our business.
     The interactive entertainment industry is intensely competitive. Many of our competitors have greater name recognition among consumers and licensors of entertainment properties, broader product lines and greater financial, marketing and other resources than us. Accordingly, these competitors may be able to market their products more effectively, make larger offers or guarantees in connection with the acquisition of licensed entertainment properties, adopt more aggressive pricing policies or pay more to third-party developers than we can.

Any significant downturn in general economic conditions which result in a reduction in discretionary spending could reduce demand for our products and harm our business.
     Revenues in the interactive entertainment and wireless communications applications markets are driven by a retail customer’s ability and desire to spend disposable income on the purchase of software titles and mobile applications from our strategic partners. Any significant downturn in general economic conditions that results in a reduction of discretionary spending could result in a reduction in demand for our products and could harm our business. Such industry downturns have been, and may continue to be, characterized by diminished product demand and erosion of average selling prices. A continued economic downturn or recession would have a significant adverse effect on our operating results in future periods.
Government regulations could harm our business.
     Legislation is periodically introduced at the state and federal levels in the United States and in foreign countries to establish a system for providing consumers with rating information about graphic violence and sexually explicit material contained in interactive entertainment software products. Under such a system, interactive entertainment software publishers are expected to communicate these ratings to consumers through appropriate package labeling and through advertising and marketing presentations consistent with each product’s rating. Many foreign countries have laws that permit governmental entities to censor the content of products, including interactive entertainment software. In some instances, we may be required to modify our products to comply with the requirement of such governmental entities, which could delay the release of those products in such countries. These delays could harm our business.
Risks Related To This Offering
Dutchess Private Equities Fund, Ltd. will pay less that the then-prevailing market price of our common stock which could cause the price of our common stock to decline.
     Our common stock to be issued under the Investment Agreement will be purchased at a 6% discount to the lowest closing bid price during the five trading days immediately following our notice to Dutchess Private Equities Fund, Ltd. of our election to exercise our put right. Dutchess has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess sells our shares, the price of our common stock may decrease. If our stock price decreases, Dutchess may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.
Our securities have limited trading market and our stock price could decline after the offering.
     Prior to this offering, there has been a limited trading market for our common stock. We cannot assure you that an active trading market will develop or be sustained or that the market price of our common stock will not decline. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to many factors, some of which are outside of our control, including:
•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations, new products or services by us or our competitors;

•	the addition or loss of strategic relationships or relationships with our key customers;

•	conditions or trends in the wireless markets;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments or of significant new product developments or changes in business strategy;

•	legal, regulatory or political developments;

•	additions or departures of key personnel; and

•	general market conditions.

     The market price of our stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In addition, the stock market has experienced significant price and volume fluctuations that affected the market price for the common stock of many technology, communications and entertainment and media companies. These market fluctuations were sometimes unrelated or disproportionate to the operating performance of these companies. Any significant stock market fluctuations in the future, whether due to our actual performance or prospects or not, could result in a significant decline in the market price of our common stock.
Our officers and directors have substantial influence over our operations and can significantly influence matters requiring stockholder approval.
     We anticipate that our officers and directors together will collectively beneficially own approximately 33.2% of our outstanding common stock following the sale of the shares offered hereby. As a result, they have the ability to control all matters requiring approval by our stockholders, including the election and removal of directors, approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company that may be viewed as beneficial by other shareholders.
Future sales of our common stock may depress our stock price.
     If we or our shareholders sell substantial amounts of common stock in the public market following the effectiveness of this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities at a time and price that we deem appropriate. As of March 31, 2007, we have 14,395,588 shares of common stock outstanding. In addition, we have the ability to issue options and other stock-based awards under our Stock Option Plan to directors, officers, employees and consultants, and have reserved up to 2,000,000 shares of our common stock under such plan, 150,000 of which have been granted as of March 31, 2007.  Of the shares of our common stock that have been issued, or are issuable upon exercise of options and warrants, the 12,500,000 shares that are the subject of this registration statement will be freely tradable and the remaining shares will become eligible for sale in the public market pursuant to Rule 144. Following this offering, issuances of certain shares of our common stock or other equity interests may be at, or may be exercisable for, a price that represents a discount to the market price of our common stock, thereby diluting your investment. Sales of common stock by existing shareholders in the public market, or the availability of such shares for sale, could materially and adversely affect the market price of our common stock.
We have broad discretion on the use of any proceeds we may receive as a result of any shares put under the Dutchess Investment Agreement, and the investment of these proceeds may not yield a favorable return.
     Our management has broad discretion over how any net proceeds from the exercise of the put described in this Registration Statement, and we could spend most of these proceeds in ways with which our stockholders may not agree. The proceeds may be invested in ways that do not yield favorable returns. See “Use of Proceeds” for more information about how we plan to use any such proceeds.
So-called “penny stock” rules may make it difficult for investors to sell their shares.
     Trading in our stock is subject to the so-called “penny stock.” Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. Investors in this offering may find it more difficult to sell their shares.
We may not have sufficient shares available to fully access the equity line with Dutchess and may need to seek additional capital to meet our working capital needs.
     We may only issue a put to Dutchess if we have registered the shares of common stock. This prospectus is registering 12,500,000 shares of common stock that we may issue pursuant to the equity line if the Registration Statement is declared effective by the Securities and Exchange Commission. On March 15, 2007, the closing price of our common stock was $0.15. Assuming we issue puts only at $0.15, we would be able to access approximately $83,333.33 of our equity line pursuant to the Investment Agreement. We currently have no intent to exercise the put right in a manner that would require us to register more shares in addition to the 12,500,000 shares we are currently registering, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional shares.
     If we can not raise sufficient funds pursuant to our Investment Agreement with Dutchess, for our capital requirements, we will need to seek additional funding which may not be available on terms acceptable to us or at ail.
Dutchess may short sell our stock during the periods we issue a put which may cause our stock price to decrease.
     Pursuant to the Investment Agreement, Dutchess has the right to short sell the amount of stock we expect to issue to them during the period we issue a put. If Dutchess actually sells our stock short, our stock price may decrease. If our stock price decreases, you may lose some or all of your investment.
Existing stockholders may experience significant dilution from the sale of securities pursuant to our investment agreement with Dutchess.
     The sale of shares pursuant to our Investment Agreement with Dutchess will have a dilutive impact on our stockholders. As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock___could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution.
Dutchess will pay less than the then-prevailing market price of our common stock, which may cause our stock price to decline.
     The common stock to be issued under our agreement with Dutchess will be purchased at a 6% discount to the lowest closing best bid price of our common stock during the five trading days after our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our common stock to decline and you may not be able to sell our stock for more than you paid for it.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements. These statements may be found throughout this prospectus, particularly under the headings “Prospectus Summary,” “Risk Factors,” “Plan of Operation,” and “Business,” among others. When used in this prospectus, the words “anticipate,” “should,” “may,” “believe,” “estimate,” “will,” “plan,” “intend” and “expect” and similar expressions identify forward-looking statements. Although we believe that our plans, intensions and expectations reflected in those forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading “Risk factors.” Our actual results could differ materially from those predicated in these forward-looking statements, and the events anticipated in the forward-looking statements may not actually occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Other than as required by federal securities law, we are under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
USE OF PROCEEDS
     The parties identified under “Selling Securityholders” are offering all of the shares of common stock to be sold pursuant to this prospectus. We will not receive any of the proceeds from the offer and sale of the shares of common stock by the selling shareholder. We will receive proceeds from our Investment Agreement with Dutchess Private Equities Fund, Ltd.
     Although we have no specific plans currently, we expect to use substantially all of the net proceeds for general corporate purposes. Our management will retain broad discretion in the allocation of the net proceeds. Pending such uses, the net proceeds to be received by us from the exercise of warrants will be invested in investment-grade, short-term, interest-bearing investments.

DILUTION
     Our net tangible book value as of March 31, 2007, was approximately $(0.08) per share of our common stock. Our net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding. Purchasers of shares in this offering will experience dilution in net tangible book value per share equal to the difference between the amount per share paid by those purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering. Assuming all 12,500,000 of our shares covered by this prospectus are sold, and based upon an offering price of $0.20 per share, the following table illustrates the dilution in net tangible book value per share to new investors:

Offering price per share		$0.20
Net tangible book value as of March 31, 2007	$(0.08)
Increase per share resulting from the offering	$0.13

Pro forma net tangible book value after the offering price*		$0.05
Dilution per share to new investors in the offering		$0.15
Dilution as a percentage of the offering price		75.0%

*	Assumes funds raised are presented as equity under an effective registration statement.
     In the future we may issue additional shares, options and warrants, and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plan, all of which may dilute our net tangible book value.

SELLING SECURITYHOLDERS
     We agreed to register for resale shares of common stock by the selling securityholder listed below. The selling securityholder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling securityholder and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling securityholder in connection with the sale of such shares. Purchases of our common stock by the selling securityholder will be at a discount of 6% to the lowest closing price during the pricing period.
     The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling securityholder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling securityholder and we have not independently verified this information. The selling securityholder is not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.
     Neither the selling securityholder nor its associates or affiliates has held any positions or office with us. Except as indicated below, the selling stockholder is not the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. The selling stockholder is not a registered broker-dealer or an affiliate of a broker-dealer.
     For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.
     As explained below under “Plan of Distribution,” we have agreed with the selling securityholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Beneficial Ownership		Number of	Beneficial Ownership
Name/Address of	Before This Offering(1)		Shares to be	After This Offering
Shareholder	Shares	Percent	Offered	Shares	Percent
Dutchess Private Equities Fund, Ltd.(1)(2)	- 0 -	—	12,500,000	—	—

TOTAL:			12,500,000

(1)	The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draws under the Dutchess Equity Line.

(2)	Michael Novielli and Douglas Leighton are the managing members of Dutchess Capital Management, LLC, which is the general partner to Dutchess Private Equities Fund, Ltd.
     Other than the information set forth under the caption “Certain Relationships and Related Transactions,” the selling shareholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock, and no selling shareholder is a registered broker-dealer or an affiliate of a registered broker-dealer. Based on information provided to us by the selling shareholders, none of the selling shareholders had, at the time of the acquisition of the above-

referenced securities, any agreement, understanding or arrangement with any other persons, either directly or indirectly, to dispose of such securities. We may amend or supplement this prospectus, from time to time to update the disclosure.
Transaction with Dutchess Private Equities Fund, Ltd.
     On April 27, 2007 we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. to provide us with an equity line of credit. Pursuant to this Investment Agreement, upon effectiveness of this registration statement, Dutchess is contractually obligated to purchase up to $10,000,000 of the Company’s common stock over the course of 36 months, after a registration statement has been declared effective. The amount that the Company shall be entitled to request from each of the purchase “puts,” shall be equal to either 1) $250,000 or 2) 200% of the average daily volume (U.S. market only), multiplied by the average of the three (3) daily closing prices immediately preceding the put date. The average daily volume shall be computed using the ten (10) trading days prior to the put date. The purchase price for the common stock identified in the put notice shall be set at ninety-four percent (94%) of the lowest closing bid price of the common stock during the pricing period. The pricing period is equal to the period beginning on the put notice date and ending on and including the date that is five (5) trading days after such put notice date. There are put restrictions applied on days between the put date and the Closing Date with respect to that put. During this time, the Company shall not be entitled to deliver another put notice.
     The Company shall reserve the right, but not the obligation, to withdraw that portion of the put that is below a minimum acceptable price, as defined in the Investment Agreement, by submitting to the Investor, in writing, a notice to cancel that portion of the put. Any shares above the minimum acceptable price due to the Investor shall be carried out by the Company under the terms of such Agreement. The minimum acceptable price is defined as seventy-five percent (75%) of the lowest closing bid price of the common stock for the ten (10) trading days prior to the put date. The implications of the minimum acceptable price threshold is that the Company may not withdraw its put if the lowest closing bid price of the common stock is above seventy-five percent (75%) of such price, even if the Company does not wish to sell at such price.
     In the event the Company fails to timely deliver shares issuable pursuant to a put notice, i.e., not later than five (5) trading days following the put notice date, the Company will be obligated to make late payments to Dutchess based on a schedule set forth in section 2.6 of the Investment Agreement. For example, if the Company is five (5) days late in delivering $1,000,000 of common stock, the Company would have to pay Dutchess a $100,000 late fee.
     In the event the Company’s common stock becomes listed on the National Securities Exchange, such as the New York Stock Exchange, or listed on the Nasdaq Stock Market, the number of shares of common stock issuable by the Company, and purchasable by Dutchess, will be limited to that number of shares that may be issued without shareholder approval – generally the issuance of shares equal to or in excess of twenty percent (20%) of a company’s outstanding capital stock requires shareholder approval. As of August 29, 2007, we had 14,645,588 shares of common stock outstanding. Accordingly, if our shares were listed on the Nasdaq-NMS, we would have to obtain shareholder approval before issuing 2,927,653 or more shares of our common stock pursuant to any put notice. Obtaining such approval is costly and time-consuming and there can be no assurance that our shareholders would vote to approve such action.
     If, by the third business day after the closing date of a put, the Company fails to deliver any portion of the shares subject to the put and Dutchess purchases, in an open market transaction or otherwise, shares of common stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to Dutchess by the Company, then the Company will be obligated to pay Dutchess, in addition to the amounts described above, and not in lieu thereof, the Open Market Adjustment Amount (as defined below). The “Open Market Adjustment Amount” is the amount equal to the excess, if any, of (x) the Investor’s total purchase price (including brokerage commissions, if any) for the Open Market Share Purchase minus (y) the net proceeds (after brokerage commissions, if any) received by the Investor from the sale of the Put Shares Due. The Company shall pay the Open Market Adjustment Amount to the Investor in immediately available funds within five (5) business days of written demand by the Investor. By way of illustration and not in limitation of the foregoing, if the Investor purchases shares of common stock having a total purchase price (including brokerage commissions) of $11,000 to cover an Open Market Purchase with respect to shares of common stock it sold for net proceeds of

$10,000, the Open Market Purchase Adjustment Amount which the Company will be required to pay to the Investor will be $1,000.
     Under the terms of the Investment Agreement, Dutchess will not be required to purchase that number of shares, which when added to the sum of the number of shares of our common stock beneficially owned by Dutchess, would exceed 4.99% of the number of shares of our common stock outstanding on any closing dates. At August 31, 2007, the Company had outstanding 14,645,588 shares of common stock, which means that Dutchess would not be required to purchase in excess of 730,814 shares of our common stock, assuming at the time of such purchase Dutchess did not currently hold any shares of our common stock.
     In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess. Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within twenty-one (21) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date.

PLAN OF DISTRIBUTION
     The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:
•	on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;

•	in privately-negotiated transactions;

•	through the writing of options on the shares; or

•	any combination thereof.
     The sale price to the public may be:
•	the market price prevailing at the time of sale;

•	a price related to such prevailing market price;

•	at negotiated prices; or

•	such other price as the selling stockholders determine from time to time.
The shares may also be sold pursuant to Regulation S. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.
     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.
     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.
     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.
     We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a specified period of time before and after completion of its participation in the distribution.
     During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.
     We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under- the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M. In addition to the limitations set forth in Regulation M, in section 3(c) of the Investment Agreement Dutchess has agreed not to sell our common stock short, either directly or indirectly through its affiliates, principals or advisors.
     Our common shares are subject to the “penny stock” rules that impose additional sales practice requirements because our common shares are below $5.00 per share. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser’s written consent to the transaction prior to the purchase. The “penny stock” rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose:
•	the commission payable to both the broker-dealer and the registered representative,

•	current quotations for the securities, and

•	if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.
     Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.
     These rules apply to sales by broker-dealers to persons other than established customers and accredited investors, generally defined as those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse, unless our common shares trade above $5.00 per share. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common shares, and may affect the ability to sell the common shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in “penny stocks” and it is unlikely that any bank or financial institution will accept “penny stock” as collateral.
     The selling shareholders and any broker-dealers or agents that are involved in selling the shares are considered “underwriters” within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.
     Because selling shareholders are deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements.

     We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholder, and the officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.
     If the selling shareholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between that selling shareholder and the broker-dealer.
     Dutchess intends to immediately sell the securities received in connection with the equity line.
     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.
     We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $111,000.

PLAN OF OPERATIONS
     The following plan of operations should be read in conjunction with “Summary Historical Financial Data” and the financial statements and related notes to those statements included elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in the forward-looking statements.
Summary Plan of Operations
     As of the date of this report, we require approximately $140,000 to $150,000 per month to fund our recurring operations. This amount may increase as we expand our development efforts to include additional product offerings. Our cash needs are primarily attributable to funding the Teknik-Powergrid JV, LLC, insurance costs, payroll related expenses, as well as professional fees associated with being a public company. As of the date of this report, we have funded our working capital requirements from past borrowings under our revolving line of credit, which has been converted to a term note as of March 1, 2006, and subsequently converted to equity securities. We currently anticipate that if our capital requirements increase and we are, therefore, required to raise additional capital, we will raise such additional funds through the sale of equity or debt securities and from the exercise of outstanding warrants. The amount of funds raised, if any, will determine what additional projects we will be able to undertake. No assurance can be given that we will be able to raise additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to us. In addition, no assurance can be given that our outstanding warrants will be exercised, if ever, at a time when we may need such funds for our operations.
     Over the next 12 months we intend to continue to devote our research and development resources to the development of our physically interactive gaming project.
Revenue
     During the six months ended March 31, 2007, the Company generated a small amount of revenue related to our mobile phone game applications. Our business model contemplates that we will derive revenue from one-time fees charged in connection with the initial sale of our products and monthly subscriptions. We anticipate generating minimal revenue from the sale of applications for mobile phones, personal computers and console game systems and the majority, if not all, of our revenues will be generated from our physically interactive gaming products.
Expenses
     We intend to focus our resources on the joint venture created with Powergrid Fitness to develop the Power Gaming League and distribute the exclusively-licensed Exerstation™ physically interactive video game controller.
     We will incur operational costs associated with customer support and maintaining our web presence. In the future, we believe a majority of the customer support for our online products may be handled online via chat messaging or e-mail. Some expense may be incurred in the future to offer customer service via phone, but we do not expect this will be a requirement for our core market. We intend to maintain our website and application servers in a professional hosting environment. The expenses incurred to maintain a professional web presence consist of hosting space, including security, redundant power supply, and fire suppression, as well as access to redundant broadband networks, personnel to conduct preventive and emergency site maintenance, and backup/disaster recovery systems.
     Sales and marketing expenses will consist primarily of salaries and related expenses for our direct sales force and marketing personnel, commissions to independent sales staff, marketing programs and advertising campaigns. Management intends to use its experience and connections within the software industry to promote and market the Company’s products. We expect our sales and marketing expenses will increase materially when operations increase and we expand our product offerings and launch an international presence.
     General and administrative expenses consist primarily of salaries and related expenses for finance and other administrative personnel, facilities, occupancy charges and professional fees.

     We have incurred significant expenses from inception through March 31, 2007 primarily attributable to charges incurred during our development stage. Since our inception, we have incurred a net loss of ($8,187,329) (unaudited). Approximately $5,229,000 (unaudited) of expenses have been attributable to non-cash charges taken since inception related to stock issuances for compensation, consulting, debt, a legal settlement, as well as stock and warrants issued in relation to software development costs.
Comparisons of the six months ended March 31, 2007 and 2006
     Our general and administrative expenses increased approximately 191.3% from $453,146 for the six months ended March 31, 2006 to $1,319,890 for the six months ended March 31, 2007. The increase is primarily attributable to non-cash costs incurred in connection with the Company issuing common stock to satisfy a portion of the related party note payable, as well as costs incurred in connection with funding the operations of the Teknik-Powergrid JV, LLC, during the six months ended March 31, 2007. Research and development costs decreased approximately 99% from $38,359 for the six months ended March 31, 2006 to $254 for the six months ended March 31, 2007. This decrease is primarily attributable to the discontinuation of our mobile applications software development.
Comparisons of the fiscal year ended September 30, 2006 and 2005
     During the year ended September 30, 2006, the Company began generating revenues related to the mobile phone products. Revenues increased from $0 for the fiscal year ended September 30, 2005 to $3,551 for the fiscal year ended September 30, 2006. The increase is due to the Company generating revenues from its mobile phone applications during the year ended September 30, 2006.
     Our general and administrative expenses decreased approximately 41% from $1,878,028 for the fiscal year ended September 30, 2005 to $1,109,835 for the fiscal year ended September 30, 2006. The decrease was primarily due to a decrease in non-cash compensation expense related to the issuance of stock for services, stock options, stock and warrants issued in conjunction with an equity conversion, as well as an overall decrease in professional fees during the fiscal year ended September 30, 2006. Research and development costs decreased approximately 85% from $257,744 for the fiscal year ended September 30, 2005 to $38,868 for the fiscal year ended September 30, 2006. This decrease is primarily attributable to more resources and up-front costs being required during the early phases of product development, as well as the discontinuation of our mobile applications software development during the fiscal year ended September 30, 2006.
Liquidity and capital resources
     Our primary sources of liquidity are proceeds from past borrowings under our revolving line of credit and, to a lesser extent, proceeds from the sale of equity securities. On March 1, 2006, our line of credit was terminated and the outstanding balance on the line of credit was converted to a term note, which bears interest at the rate of 7% per annum, with principal and interest due on March 1, 2007. On February 5, 2007, the Company issued 5,000,000 shares of common stock in satisfaction of $900,000 of the note and extended the due date of the remaining balance on the note payable to March 1, 2008. The note is held by a related party, CodeFire Acquisition Corp., or CAC, which holds 41.7% of our issued and outstanding common stock. As of March 31, 2007 and September 30, 2006, we had an outstanding balance on the note of $71,745 and $882,500, respectively.
     As of March 31, 2007 and September 30, 2006, there was interest accrued on the related party note of $54,100 and $30,887, respectively.
     On April 17, 2007, Teknik Digital Arts, Inc. (the “Company) and Power Gaming, L.L.C. (“Power Gaming”) entered into a $2 million revolving secured credit facility with Silicon Valley Bank for a term of 2 years. The revolver is secured by all of the Company’s assets. Advances under the revolver bear interest at a floating rate equal to (a) the sum of 2% plus the prime rate in effect from time to time until the Company has filed a registration statement with the Securities and Exchange Commission and such registration statement is declared effective, and (b) thereafter, the sum of 1% plus the prime rate in effect from time to time. Interest on the revolver is payable monthly.

     As of March 31, 2007 and September 30, 2006, we had cash and cash equivalents amounting to $244 and $42,387, respectively, and prepaid expenses of $66,744 and $309,248, respectively. The largest uses of our funds are funding the Teknik-Powergrid JV, LLC, professional fees and general and administrative expenses including salaries and related expenses.
     As of March 31, 2007, we had total current liabilities of $840,284 and had total current assets of $59,891, with our current liabilities exceeding our current assets by $780,393. As of September 30, 2006, we had total current liabilities of $1,316,799 and total current assets of $280,549, with our current liabilities exceeding our current assets by $1,036,250.
     As of September 30, 2006 and September 30, 2005, there was interest accrued on the related party note of $30,887 and $17,667, respectively.
     As of September 30, 2006 and September 30, 2005, we had cash and cash equivalents amounting to $42,387 and $7,060, respectively, and prepaid expenses of $309,248 and $28,678, respectively. Our liquidity needs are primarily to fund working capital requirements, including general and administration and developmental expenses. The largest use of our funds are funding the Teknik-Powergrid JV, LLC, professional fees and general and administrative expenses including salaries and related expenses.
     As of September 30, 2006, we had total current liabilities of $1,316,799 and had total current assets of $280,549, with our current liabilities exceeding our current assets by $1,036,250. As of September 30, 2005, we had total current liabilities of $954,190 and had total current assets of $35,738, with our current liabilities exceeding our current assets by $918,452.
     We intend to meet our immediate financing needs from our new line of credit obtained on April 17, 2007, as discussed previously. In addition, the Company believes that it will be able to continue to borrow additional funds from Codefire Acquisition Corp. (CAC). These borrowings, combined with future sales of equity or debt securities, will provide the Company with its immediate financial requirements to enable it to continue as a going concern. The raising of additional capital in public or private markets will primarily be dependent upon prevailing market conditions and the demand for the Company’s products and services. No assurances can be given that the Company will be able to raise additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to the Company. In the event we are unable to raise additional funds, we could be required to either substantially reduce or terminate our operations.
     If our expenses exceed our borrowing capability, and we cannot raise money through the sale of equity or debt securities, we may not have sufficient cash to satisfy our liquidity needs for the upcoming twelve months. As a result of the operating losses and negative cash flows incurred since our inception in January 2003, our independent auditors have included an explanatory paragraph in its report on our financial statements for the year ended September 30, 2006, expressing substantial doubt regarding our ability to continue as a going concern. This means that the auditor questions whether we can continue in business. Investors in our securities should carefully review the report prepared by our auditors included in our Form 10-KSB at September 30, 2006. Our ability to continue in the normal course of business is dependent upon our access to additional capital, as discussed above, and the success of our future operations. The success of our future operations is dependent on our ability to deploy our products and applications, generate significant revenue from the sale of our products and product applications and licensing of related products and services and establish and maintain broad market acceptance for our products.
Off-Balance sheet arrangements
     We do not have any off-balance sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. Additionally, we have not entered into any derivative contracts nor do we have any synthetic leases.

BUSINESS
Company Overview
     Teknik Digital Arts, Inc. publishes and distributes physically interactive video game systems for play on personal computers and video game consoles, and instructional and game software for play on mobile telephones. Through our joint venture with Powergrid Fitness, Inc., we are currently developing and applying all of our resources to the joint venture’s physically interactive online video game league, The Power Gaming League. We plan to continue to license highly visible consumer personalities, such as popular motion picture, television show, and sports figures, to promote the healthy aspects of our Power Gaming League.
     In August of 2006, we formed a joint venture with Powergrid Fitness to develop the Power Gaming League and distribute the exclusively-licensed Exerstation™ physically interactive video game controller. The Exerstation™ was awarded the 2006 Consumer Electronics Show Electronic Gaming Innovation of the Year. The controller is isometric-based, works with all games on personal computers, XBox, Sony Playstation 2, and Ninetendo’s GameCube. According to clinical medical trials, the video game player can burn up to 350 calories per hour and build muscle fitness using this controller. The Power Gaming League and Exerstation™ distribution is scheduled to launch by September 2007. Since our inception, our aggregate loss from operations is $8,187,329 (unaudited). This loss has been primarily related to research, development and general and administrative costs.
     We will provide the day to day operations and financial management for the joint venture and the management of Powergrid Fitness will provide engineering, manufacturing and marketing management for the joint venture. We have contracted software developers to program the Power Gaming League.
     Customers will join the Power Gaming League and purchase the Exerstation™ online and from retailers, such as Best Buy, Sharper Image, Target, Amazon.com and others. The league will charge customers a monthly fee of $15 a month to play in the league and $199 retail for the controller. All Exerstation™ equipment will be delivered by a contracted fulfillment house to individual customers and retailers. This will save the company the overhead of operating a distribution warehouse and work with major retailers who require independent fulfillment houses to manage distribution of this type of consumer electronic product.
     As of March 31, 2007, we had two full time employees, including one in sales and marketing and one in finance and general and administrative. We intend to hire additional employees as needed. We also retain independent contractors to provide various services, primarily in connection with our software development and sales activities.
Our Strengths
     We believe that our competitive strengths include the following:
     Multiple Platforms. We plan to provide physically interactive video game systems for the electronic game industry, which includes personal computers, XBox, Sony Playstation, and Nintendo console systems. Having products and technical experience in these industry segments will allow us to support most games and platforms that our customers may want to use with our systems.
     Exclusive Rights To Award Winning Technology. Through our joint venture with Powergrid Fitness, we have exclusive rights to the distribution of the Exerstation™, the 2006 CES Innovation of the Year. These rights allow us to distribute this product in conjunction with our Power Gaming League, the first physically interactive video game league in the world.
     Innovative, Experienced Management and Advisory Team. Our management group is comprised of CEO John Ward, who has over 25 years of experience in financing and operating technology based companies; the Powergrid Fitness’s award-winning engineering and development team; plus our advisory team of Ray Artigue, former VP of Marketing for the Phoenix Suns, Dr. Craig Phelps, longtime team physician of the Phoenix Suns and provost of the A.T. Still Osteopathic Medical College and Dr. Charles Corbin, former professor of Exercise and Wellness at Arizona State University.
Our Products
     Physically Interactive Video Gaming System. The Power Gaming League is currently being developed to form a physically interactive gaming community using the Exerstation™ video game controller. The League is being created by the Company’s joint venture with Powergrid Fitness, Inc. The league will initially operate on personal computers. The joint venture also has the exclusive rights to distribute the Exerstation™. We have had interest expressed from Best Buy, Sharper Image, Target and Amazon.com to carry the product once we have sufficient manufacturing capacity.
     Pep Pad Training Systems. We plan to develop physically interactive games for personal computers and consoles such as Nintendo GameCube, the XBox and PlayStation game systems. In October 2004, we entered into a joint venture agreement with PEP PAD, LLC to develop, publish and market physically interactive performance enhanced video games for personal computer and console applications, based on certain proprietary software, referred to as the SDK software, licensed by PEP PAD, LLC, for performance enhancement fitness related pressure sensitive mats connected to a personal computer. Under the terms of the joint venture, PEP PAD, LLC assigned its rights in the SDK software license to the joint venture, and will sell the rights under future license agreements to the joint venture on terms mutually agreeable to PEP PAD, LLC and Teknik. Under the terms of the joint venture agreement, Teknik will perform the game development, publishing, distribution and accounting functions, and will provide financing for the joint venture. As of the date of this report, we have one physically interactive video game application completed. We have no current plans to distribute this product until funding becomes available to do so. We anticipate that this will require a minimum of $250,000 to commence distribution.
     Under the terms of the joint venture agreement, we have a 50% ownership interest in the joint venture, and are to be allocated 50% of the net profits and losses attributable to video games published under the joint venture. The joint venture agreement entitled PEP PAD, LLC to convert its 50% ownership interest in the joint venture into shares of restricted common stock.
     On June 20, 2005, PEP PAD, LLC converted its interest in the joint venture into 300,000 shares of the Company’s restricted common stock valued at $2.50 per share and 250,000 stock warrants of the Company exercisable at $2.50 per share. The warrants were valued at $1.47 per share using the Black Scholes model pricing method. This transaction resulted in the Company recording $1,117,500 of compensation expense in the fiscal year ended September 30, 2005.
     Mobile Phones. We have developed several products to be played on mobile phone, including the games Fear Factor, Next Action Star and a Phil Mickelson golf game with the Dave Pelz and Rick Smith instructional segments. While these products were the initial focus of our business, we are not planning to commercially exploit these products.
     Fear Factor and Next Action Star games.
     We developed Fear Factor during the fiscal year ended 2005. We developed this game under a joint venture with Playentertainment. This product is based on the popular television program to which Playentertainment acquired the game rights. We developed this video game for mobile devices using the J2ME platform. We have no plans to distribute the mobile game for the discontinued television show, Next Action Star.
     In March 2004, we entered into a joint venture agreement with Playentertainment to develop and market videogames for mobile and console applications, based on licensed high-profile television, motion picture, comic book and celebrity properties. The manager of Playentertainment, L.L.P., Lawrence E. Meyers, has more than twenty years experience in the entertainment industry, and formed Playentertainment, L.L.P. in 2003 for the purpose of leveraging his contacts with broadcast and cable networks, celebrities, movie studios and other organizations to negotiate licensing agreements to develop and market videogames for mobile and console applications. Under the terms of the joint venture, Playentertainment assigned the Next Action Star and Fear Factor mobile licenses to the joint venture, and had agreed to sell the rights under future license agreements to the joint venture on terms mutually agreeable to Playentertainment. Under the terms of the joint venture agreement, we agreed to perform the game development, publishing, distribution and accounting functions, and will provide financing for the joint venture.
     Under the terms of the joint venture agreement, we have a 50% ownership interest in the joint venture, and we will be allocated 50% of the net profits and losses attributable to video games published under the Next Action Star license and 60% of the net profits and losses to video games published under all other titles. The joint venture agreement entitles Playentertainment to convert its 50% ownership interest in the joint venture into 200,000 shares of our restricted common stock during the first two years of the joint venture. As of the date of this Registration Statement, Playentertainment’s conversion option has expired.
     The license for the Fear Factor game grants a five-year exclusive license, in the U.S. and English-speaking Canada, to develop and publish mobile video games for console and personal computer applications using the title, names, logos, trademarks, art work, photographs and related marks and designs associated with the “Fear Factor” television show. The license automatically renews for one additional year if a certain minimum guaranteed royalty is met. The license agreement for the Next Action Star game grants a five-year global license to develop and publish video games, for console, personal computer and wireless applications, using the name, logo, content-ideas and copyrights associated with the “Next Action Star” television show. The term of the license may be extended if we are able to meet certain royalty thresholds. However, as mentioned above, we have no plans to distribute the mobile game for the discontinued television show, Next Action Star.
     Phil Mickelson Game and other interactive golf entertainment software.
     We have entered into multiple agreements under which we will develop interactive golf entertainment software. Under a representation agreement with us, Gaylord Sports Management, Inc. will assist us for three years in identifying and obtaining licenses with professional athletes and sponsors for our video games, and will be our exclusive representative for all baseball and golf licensing and sponsorships. As consideration for entering into this agreement, we issued Gaylord 250,000 shares of our restricted common stock. The shares were valued at $2.50 per share.
     Under a three year license agreement with Mickelson, Inc., we will develop, publish and market interactive entertainment software relating to the sport of golf, featuring professional golfer Phil Mickelson. As consideration for entering into this agreement, we issued Mickelson, Inc. 250,000 shares of our restricted common stock. The fair value of these shares is $2.50 per share. Mickelson, Inc. may elect to receive up to 250,000 shares of our common stock and warrants to purchase an additional 500,000 shares at $1.00 per share, for all or any portion of the royalties Mickelson, Inc. earns under the agreement. We have generated no material revenues relating to this product.
     Under a three year license agreement with Rick Smith Enterprises, or “RSE,” we will develop, publish and market golf instruction software, featuring golf swing instructor, Rick Smith.
     Finally, under a three year license agreement with Independent Golf Research Corporation, or “IGR,” IGR will provide us with VHS video footage of Dave Pelz, a golf consultant, presenting short game or putting tips, from which footage we will produce mobile instructional segments to be included in our Phil Mickelson Game.
     Buddy Rice car racing video game.
     Under a three-year license agreement with Buddy Rice Racing, Inc., we will develop, publish and market a car racing video game for mobile, personal computer and console applications, featuring professional race car driver, Buddy Rice. As compensation under the agreement, Buddy Rice Racing, Inc. will receive royalties on net product sales, and may elect, during the first two years of the agreement, to convert its right to receive such royalties into 100,000 shares of restricted common stock and a three-year warrant to purchase 250,000 shares at $2.50 per share. Because this software is still under development and we have generated no revenues relating to this product, Buddy Rice Racing, Inc. does not currently have the right to elect to so convert its royalties. No development has been done on this product to date. We have put this product on hold and have no immediate plans to develop. We intend to restructure our agreement with Mr. Rice to include the Company’s physically interactive product line.

     Phil Weber basketball game product.
     The Company entered into a three year agreement with Phil Weber, Inc. (Weber) to perform services for the Company in connection with the promotion, marketing and advertising of a mobile interactive electronic basketball game product (with instructional-training segments incorporated therein). Under the terms of the agreement, we are obligated to compensate Weber 20% of all adjusted gross receipts from the sale of the instructional segment of the product. Weber also has a conversion option during the first two years of the agreement allowing Weber to convert all future royalties for 50,000 shares of restricted common stock and an additional 50,000 shares if a Company approved NBA player is a sponsor of the electronic basketball game. As of March 31, 2007, the Company has generated no revenue related to this product. No development has been done on this product to date. We have put this product on hold and have no immediate plans to develop. We intend to restructure with Mr. Weber to endorse the company’s physically interactive product line.
     Joe Johnson mobile basketball product.
     The Company entered into a three year agreement with Joe Johnson (Johnson), c/o SFX Basketball Group, LLC to perform services for the Company in connection with the promotion, marketing and advertising of a mobile interactive electronic basketball game product (with instructional-training segments incorporated therein). Under the terms of the agreement, we are obligated to compensate Johnson 20% of all adjusted gross receipts from the sale of the basketball product to be shared equally with Weber. Johnson also has a conversion option during the first two years of the agreement allowing Johnson to convert all future royalties for 100,000 shares of restricted common stock. As of March 31, 2007, the Company has generated no revenue related to this product. No development has been done on this product to date. We put this product on hold and have no immediate plans to develop. We intend to restructure with Mr. Johnson to endorse the Company’s physically interactive product line.
Our Markets
     On-Line Video Gaming Market. The online video gaming market, according to DFC Intelligence, a leading gaming industry analyst, will grow from $3.4 billion in 2005 to $13 billion by 2011.
     Personal computer and console markets. The market for games developed for the personal computer and console game systems are well established and dominated by larger developers such as Electronic Arts, Microsoft and Nintendo. Games in both market segments are increasingly being offered with the capability to become multi-player through on-line gaming.
     Personal computer game companies such as Lineage, Everquest and The Sims Online, often provide the actual mechanism for playing their games on CD–ROM and then create communities where consumers can come together to play with and against each other. Similarly, the Sony PlayStation and Microsoft XBox game consoles have been developed to allow multi-player games through internet connections.
     We believe that as we develop games and applications for these platforms, we will be competing in a growing market and will be uniquely positioned to leverage our experience in developing physically interactive applications into the personal computer and console game system markets.
Our Strategies
     Our primary growth strategies are as follows:
•	We contemplate entering into additional strategic endorsement agreements with respect to high-profile individuals such as popular motion pictures, television shows, characters, and sports figures, and developing and marketing our physically interactive video game systems based on these endorsements.

•	We anticipate assuming the role of publisher or developer, as appropriate, for potential products, outsourcing development activities as we deem advisable to mitigate certain risks and manage up-front expenditures.

•	We intend to focus our marketing efforts with respect to the physically interactive video game systems that we develop to generate profit margins on equipment sold and monthly league subscription revenues.
     In addition to the numerous products that we are actively developing, we also contemplate outsourcing development activities with respect to Power Gaming League properties, when appropriate, to mitigate certain risks and manage up-front expenditures. To the extent we project that development of an application based on a property will be labor-intensive and will require significant allocations of money, we may elect to outsource certain development activities, possibly through a revenue-sharing agreement. Assuming the role of publisher in this manner permits us to defray certain front-loaded expenses and manage the cost of our in-house development efforts.
     Technology, market demographics, and distribution channels vary enormously between the mobile phone, personal computer and console game system marketplaces. We intend to tailor our marketing efforts accordingly. Major differences between platforms, network operations, and demographics of users will dictate the way we approach each project.
     We believe that the core market for physically interactive video game systems will be teenagers and young adults in school markets and the corporate wellness market. Young consumers display the characteristics that match best with our products. This group is technologically savvy, stays in close contact with peers, and plays video games. We intend to initially focus on the school market because we believe that is where we will be able to most effectively meet the need for our physically active video gaming to help fight obesity.
Description of Property
     Our headquarters are located in Carefree, Arizona where we occupy approximately 1,700 square feet of office space under a real property lease that expires April 30, 2009. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available in the future to replace our existing facilities, if necessary, or accommodate expansion of our operations.
MANAGEMENT
Directors, Executive Officers and Promoters
     Set forth below is information concerning our current directors, executive officers and other key employees.

Name	Age	Position

John R. Ward	51	Chairman, Chief Executive Officer and Chief Financial Officer
Benjamin Robins	53	Director
Kristine E. Ward	56	Secretary and Treasurer
     John R Ward. Mr. Ward has been our Chairman and Chief Executive Officer since inception. From inception to August 2004, he served as President. He currently also serves as our Chief Financial Officer. In addition to serving as Chairman of Codefire Acquisition Corp., Mr. Ward has served as Managing Director of Swiss Capital Management for seven years, where his responsibilities included identifying and analyzing investment opportunities for this private investment–banking firm.
     Benjamin D. Robins. Benjamin Robins was appointed to the board of Teknik Digital Arts, Inc. in June of 2004. Mr. Robins is currently President of BDR Management, an international sports marketing and management firm. Prior to that, he held executive management positions with Advantage International, Adidas, and for over ten years acted as Tour Manager for the ATP professional tennis tour. Mr. Robins graduated from the J.L. Kellogg Graduate School of Management- Northwestern University with a Master of Management (MBA) degree.
Compensation Committee
     In February 2004, our board of directors established a compensation committee, composed of John Ward. The compensation committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our Stock Option Plan, including the approval of grants under such plan to our employees, consultants and directors. Our board of directors may establish other committees to facilitate the management of our business.
Director Compensation
     We currently do not provide compensation to our non-employee directors for serving on our board of directors or for attendance at meetings of the board of directors and the committees of the board of directors on which they serve. Non-employee directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees of the board of directors. Employee directors are eligible to receive option grants under our Stock Option Plan. Non-employee directors may each receive grants of options to purchase a number of shares of our common stock from time to time as determined by our board of directors.
Limitations On Liability And Indemnification Of Directors And Officers
     Our certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted under Nevada law. In addition, our bylaws provide for the indemnification of our directors, officers, employees or agents against reasonable costs and expenses, including attorneys’ fees, actually incurred in connection with actual or threatened suits or proceedings, whether civil, criminal, administrative or investigative, even for actions brought by or on behalf of Teknik. We must indemnify such individuals if they have acted in good faith and on the reasonable belief that their actions were not adverse to Teknik.
     We believe that these indemnification provisions are necessary to attract and retain qualified directors and executive officers.

EXECUTIVE COMPENSATION
     The table below sets forth the cash and non-cash compensation earned by our Chief Executive Officer and employees whose earnings during the fiscal year ended September 30, 2005 and 2006 exceeded $100,000.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
Name and						Incentive Plan	Deferred	All Other
Principal		Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation	Compensation
Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)

John R. Ward	2006	—	—	—	—	—	—	—
Chairman, CEO	2005	—	—	—	—	—	—	—
and CFO (1)

(1)	Mr. Ward accepted no salary from the Company for the fiscal year ended September 30, 2006. As of the date of this prospectus, Mr. Ward has been paid an aggregate of $24,000 in compensation from the Company.
     The table below contains information on grants of stock options to the key officers, directors and employees during the period from January 29, 2003 (inception) through September 30, 2006.
Grants of Plan-Based Awards in 2005 and 2006
     The following table provides information regarding cash incentive awards and options granted under our equity incentive plan to the named executive officers in 2005 and 2006.

	Estimated Future Payouts Under								All Other Option
	Non-Equity Incentive Plan				Estimated Future Payouts Under			All Other Stock	Awards: Number of
	Awards(1)				Equity Incentive Plan Awards			Awards: Number of	Securities	Exercise or Base
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of Stock or	Underlying Options	Price of Option
Name	Date	($)	($)(1)	($)	($)	($)	($)	Units (#)	(#)	Awards ($/Sh)

John R. Ward	—	—	—	—	—	—	—	—	—	—

(1)	There were no cash incentive awards or options granted under our equity incentive plan in 2005 or 2006.

Outstanding Equity Awards at Fiscal Year-End(1)
     The following table provides information regarding all outstanding equity awards held by the named executive officers as of September 30, 2005 and 2006. The Company did not issue any stock awards during fiscal year 2005 or 2006.

	Options (#)	Options (#)	Unearned	Exercise	Expiration
Name	Exercisable	Unexercisable	Options (#)	Price ($)(2)	Date

John R. Ward(1)	—	—	—	—	—

(1)	Outstanding options vest in one-third increments on each anniversary date of grant.

(2)	Pursuant to the 2004 Equity Incentive Plan, the exercise price for all outstanding options is based on the grant date fair market value, which is the market closing price of our Common Stock on the AMEX on the date of grant.
Option Exercises and Stock Vested in 2005 and 2006
     The following table provides information regarding each exercise of stock options, if any, by the named executive officers in 2005 and 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Exercise (#)	on Exercise ($)

John R. Ward	—	$—	—	$—
Retirement Plans
Pension Benefits
     During the fiscal year 2006 we did not have a pension benefit plan. We do not intend on implementing a pension plan in the near future.
Nonqualified Deferred Compensation
     During the fiscal year 2006 we did not have a nonqualified deferred compensation plan. We do not intend on implementing a nonqualified deferred compensation plan in the near future.
Stock Option Plan
     On December 31, 2003, Teknik adopted its 2004 Stock Option Plan. The Option Plan provides that certain options granted there under are intended to qualify as “incentive stock options” within the meaning of Section 422A of the United States Internal Revenue Code, while non-qualified options may also be granted under the Option Plan. Incentive stock options may be granted only to employees of Teknik, while non-qualified options may be granted to non-executive directors, consultants and others as well as employees. The Option Plan is administered by our board of directors, and we have reserved 2,000,000 shares of common stock under the Option Plan, subject to adjustment for changes in our capital structure, for issuance to employees, officers, directors and consultants of Teknik. If an option expires, wholly or partially unexercised, is terminated or canceled, or is subject to our repurchase option, then the common stock allocable to the unexercised portion of such expired, terminated or canceled option, and such repurchased shares, as applicable, become available again for issuance under the Option Plan.
     No option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, an option may be exercised only by him. Subject to certain limitations, non-

statutory stock options may be assignable or transferable to the extent permitted by the board, in its discretion, and as set forth in the relevant option agreement. Upon termination of employment of an optionee by reason of death or disability, his option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. Upon termination of employment of an optionee by reason of a change of control of Teknik, his option remains exercisable for six months thereafter to the extent it was exercisable on the date of such termination. In the event of termination of employment of an optionee for cause, the option shall terminate and cease to be exercisable immediately upon termination. Upon termination of employment of an optionee by any reason other than the foregoing, his option remains exercisable for three months thereafter to the extent it was exercisable on the date of such termination. The deadlines to exercise options may be extended as necessary to permit optionees to comply with the securities laws.
     Options under the Option Plan must be granted within 10 years from the effective date of the Option Plan. No option shall be exercisable after 10 years following the date on which such option was granted, and for certain optionees, incentive stock options shall not be exercisable after 5 years following the date on which such option was granted. Subject to certain limitations, options granted under the Option Plan permit payment of the exercise price in cash, by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, by assignment to us of the proceeds of a sale or loan, by promissory note, by such other consideration as may be approved by our board of directors, or by a combination of these methods of payment. Under the Option Plan, stock appreciation rights may also be granted with respect to an option.
     For further information related to the Option Plan, see Note 5 of our form 10-KSB for the year ended September 30, 2006.
Employment Agreements
     Mr. Ward does not have an employment agreement with the Company.
     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth, as of June 15, 2007, certain information with respect to beneficial share ownership by each of our executive officers and directors, by all executive officers and directors as a group and by all persons known to management to own more than 5% of our outstanding common stock. Except as otherwise indicated, the shareholders listed have sole investment and voting power with respect to their shares. The amounts and percentages are based on 14,395,588 shares of common stock outstanding as of May 29, 2007.

	Number of
	Common Shares	Percent of
Name of Beneficial Owner	Beneficially Owned	Outstanding shares
John R. Ward	2,816,000	19.6%
Benjamin Robins	100,000	0.7%
CodeFire Acquisition Corp.	6,001,300 (1)	41.7%
All officers and directors as a group (2 persons)	8,917,300	62.0%

(1)	Mr. Ward is the president of CodeFire Acquisition Corp.

DESCRIPTION OF CAPITAL STOCK
Common Stock
     Under our articles of incorporation, we are authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus, there were 14,395,588 shares of common stock outstanding and 93 holders of record. Each holder of common stock is entitled to one vote for each share held on all matters. Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors and all other matters brought before stockholder meetings.
     The holders of our common stock are entitled to receive such dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. The dividend rights of our common stock are junior to any preferential dividend rights of any outstanding shares of preferred stock. The holders of our common stock also are entitled to receive distributions upon our liquidation, dissolution or winding up of our assets that are legally available for distribution, after payment of all debt and other liabilities and distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock.
     The holders of our common stock are not entitled to preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock that we may designate and issue in the future.
     Warrants to purchase our common stock.
     In December 2003, we issued warrants to purchase an aggregate of 400,000 shares of our common stock to Fortune Labs, LLC. The warrants have a term of four years, and a per share exercise price of $2.50 for the 30-day period following the effectiveness of the registration statement of which this prospectus is a part, and a per share exercise price of $5.00 thereafter.
Preferred Stock
     Our board of directors is authorized by our articles of incorporation to issue up to 10,000,000 shares of one or more series of preferred stock, par value $.001 per share. No shares of such preferred stock have been authorized for issuance by our board of directors, and we have no present plans to issue any such shares. In the event that the board of directors issues shares of serial preferred stock, it may exercise its discretion in establishing the terms of such preferred stock.
     Our board of directors may determine the voting rights, if any, of the series of preferred stock being issued, including the right to:
•	vote separately or as a single class with the common stock and/or other series of preferred stock;

•	have more or less voting power per share than that possessed by the common stock or other series of preferred stock; and

•	vote on specified matters presented to the shareholders or on all of such matters or upon the occurrence of any specified event or condition.
     If our company liquidates, dissolves or winds up, the holders of our preferred stock may be entitled to receive preferential cash distributions fixed by our board of directors when creating the particular preferred stock series before the holders of our common stock are entitled to receive anything. Preferred stock authorized by our board of directors could be redeemable or convertible into shares of any other class or series of our stock.
     The issuance of preferred stock by our board of directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers.

Anti-Takeover Provisions under the Company’s Charter Documents
     The Company has elected not to be subject to the Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, relating to the acquisition of a controlling interest in the Company and business combinations with interested stockholders, respectively. Certain provisions of the Company’s Articles of Incorporation and Bylaws, as in effect upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company’s common stock. With certain exceptions, the Company’s Articles of Incorporation prohibit the Company from engaging in a “business combination” with an “interested stockholder” unless the business combination is approved in a prescribed manner, including the affirmative vote of 66 2/3 % of the votes entitled to be cast on the matter, excluding the shares of voting stock held by such interested stockholder. Generally, a “business combination” includes a merger, consolidation, liquidation, reclassification of securities, asset or stock sale or other transaction proposed by or resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within the previous two years, did own) 10% or more of the Company’s outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. In addition, the Company’s stock option plan generally provides for assumption of such plan or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the options, including non-vested options, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The Board of Directors has authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of such preferred stock could have a material adverse effect on the market value of the common stock. The Company has no present plan to issue shares of preferred stock.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     John R. Ward, our President, Chief Executive Officer and Chief Financial Officer, is also the president of CodeFire Acquisition Corp., or CAC, and holds approximately 28% of the issued and outstanding shares of CAC’s common stock. CAC beneficially holds approximately 41.7% of the issued and outstanding shares of our common stock.
     On March 31, 2003, we entered into a revolving credit agreement with CAC for up to $500,000 at an interest rate of 7% per annum. The note was due March 1, 2004. On December 31, 2003, Teknik and CAC entered into an exchange agreement under which we issued 1,000,000 shares of common stock, with a value of $0.50, in exchange for the cancellation of the unpaid principal amount of $500,000 that had been drawn under the revolving credit agreement. Additionally, we granted CAC warrants to purchase an aggregate of 3,000,000 shares of our common stock, at an exercise price of $2.50 per share. On February 23, 2005, we renewed the revolving credit facility for an additional year, extending the facility through March 1, 2006, and extending the deadline for amounts due on the note associated with our borrowings under the facility from March 1, 2005 to March 1, 2006. We also renegotiated the aggregate borrowing amount of the facility with CAC, increasing the aggregate amount of the facility from $500,000 to $1,000,000 with the interest rate remaining at 7% per annum. On March 1, 2006, the outstanding balance on the line of credit was converted to a note, which bears interest at the rate of 7% per annum with principal and interest due on March 1, 2007. On February 5, 2007, the Company issued 5,000,000 shares of common stock as payment towards $900,000 of the related party note. The due date of the remaining outstanding principal and interest balance on the note was extended to March 1, 2008 and continues accruing interest at 7% per annum.

LEGAL PROCEEDINGS
     On April 27, 2004, in Orange County, California Superior Court, Codefire, Inc. filed a Complaint against Teknik Digital Arts aka Teknik Corp. (“Teknik”), as well as several other defendants, alleging Misappropriation of Trade Secrets, Conversion, Intentional Interference with Economic Relations, Negligent Interference with Economic Relationship, and Unfair Business Practices and Competition (California Business & Professions Code Section 17200). Each of these causes of action allegedly relates to Teknik’s development, launch and marketing of AniDragon. The Company settled the lawsuit filed by Codefire, Inc. on February 21, 2006. An expense of approximately $170,000 has been recorded during the year ended September 30, 2006 for the settlement of this claim.
SHARES ELIGIBLE FOR FUTURE SALE
     Prior to this offering there was no market for our common stock. We can make no predictions as to the effect, if any, that sales of shares of common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.
Sale of Restricted Shares
     Assuming the issuance of all 12,500,000 shares described herein, we will have 26,895,588 shares of common stock outstanding, assuming all outstanding. Of these shares of common stock, the 12,500,000 shares of common stock being offered by this prospectus will be freely tradable without restriction under the Securities Act of 1933, as amended, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. An aggregate of 13,086,588 shares of common stock held by our existing stockholders on the date of this prospectus will be “restricted securities,” as that phrase is defined in Rule 144, and may not be resold in the absence of registration under the Securities Act of 1933 or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rules 144, 144(k) or 701 under the Securities Act of 1933, which rules are summarized below. Taking into account the provisions of Rules 144, 144(k) and 701 and assuming no exercise of outstanding options or warrants, additional shares will be eligible for sale in the public market as follows:
•	12,500,000 shares will be available for immediate sale on the date of this prospectus;

•	7,219,000 shares will be available for sale pursuant to and subject to the limitations of Rules 144 and 144(k); and

•	867,588 shares will be available for sale 90 days after the date of this prospectus pursuant to Rule 144.
Rule 144
     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated), who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our “affiliates,” would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
•	1% of the number of shares of common stock then outstanding, which will equal approximately 268,656 shares immediately after this offering; or

•	the average weekly trading volume of our common stock during the four calendar weeks before a notice of the sale on Form 144 is filed.
     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of certain public information about us.

Rule 144(k)
     Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.
Rule 701
     Securities issued in reliance on Rule 701, such as shares of common stock acquired upon exercise of options granted under our equity incentive plans, are also restricted and, beginning 90 days after the effective date of this prospectus, may be sold by stockholders other than our affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.
LEGAL MATTERS
     Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by DLA Piper US LLP.
EXPERTS
     The financial statements for the fiscal years ended September 30, 2005 and 2006 included in this prospectus have been audited by Semple, Marchal & Cooper, LLP, independent auditors, and the financial statements as of and for the six-month period ending March 31, 2007, have been reviewed by Semple, Marchal & Cooper. The foregoing financial statements have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the securities offered under this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.
     You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities and Exchange Commission at
     1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Upon the completion of this offering, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the Securities and Exchange Commission. These reports can also be reviewed by accessing the Securities and Exchange Commission’s Internet site.
     You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement of which this prospective is a part, as such registration statement is amended and in effect with the Securities and Exchange Commission. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
See accompanying notes to condensed consolidated financial statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
Part I -— FINANCIAL INFORMATION
Item 1. Condensed Consolidated Financial Statements.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	September 30,
	2007	2006
Current Assets:
Cash and cash equivalents	$244	$42,387
Accounts receivable	109	90
Deposits	7,500	—
Prepaid expenses	52,038	238,072

Total Current Assets	59,891	280,549

Property and equipment, net	7,716	8,583

Other Assets:
Prepaid expenses — long term portion	14,706	71,176
Licenses	100	100
Security deposit	1,000	1,000

Total Other Assets	15,806	72,276

Total Assets	$83,413	$361,408

Current Liabilities:
Note payable — related party	$71,745	$882,500
Accounts payable	394,896	372,689
Due to related party	300,000	25,000
Capital lease liability	—	380
Accrued interest	73,643	36,230

Total Current Liabilities	840,284	1,316,799
Long-Term Liabilities:
Notes payable — convertible debt	355,000	355,000

Total Liabilities	1,195,284	1,671,799
Minority interest in joint ventures	37,600	37,600

Total Liabilities and Minority Interest	1,232,884	1,709,399

Stockholders’ Equity (Deficit):
Common stock — $.001 par value; 50,000,000 shares authorized, 14,989,704 and 9,989,704 shares issued; 14,395,588 and 9,489,704 outstanding at March 31, 2007 and September 30, 2006, respectively	14,990	9,990
Additional paid-in capital	7,075,408	5,457,466
Accumulated deficit	(8,187,329)	(6,814,672)

	(1,096,931)	(1,347,216)

Less: Treasury stock at cost, 594,116 and 500,000 shares at March 31, 2007 and September 30, 2006, respectively	(52,540)	(775)

Total Stockholders’ Deficit	(1,149,471)	(1,347,991)

Total Liabilities and Stockholders’ Equity (Deficit)	$83,413	$361,408

See accompanying notes to condensed consolidated financial statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three	Three	Six	Six
	Months Ended	Months Ended	Months Ended	Months Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006
Sales	$18	$3,246	$23	$3,246

Cost of Sales	3	1,716	4	1,716

Gross Profit	15	1,530	19	1,530

General and Administrative Expenses	883,047	226,830	1,319,890	453,146
Research and Development Costs	—	499	254	38,359

Loss from Operations	(883,032)	(225,799)	(1,320,125)	(489,975)

Other Income (Expense):
Interest Expense	(29,303)	(17,387)	(52,532)	(32,282)

	(29,303)	(17,387)	(52,532)	(32,282)

Minority Interest Portion of Loss	—	—	—	—

Net Loss	$(912,335)	$(243,186)	$(1,372,657)	$(522,257)

Basic and diluted loss per share (Note 1)	$(0.07)	$(0.03)	$(0.13)	$(0.06)

Weighted Average Common Shares Outstanding	12,340,032	9,030,556	10,879,039	9,078,297

See accompanying notes to condensed consolidated financial statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)
FOR THE SIX MONTHS ENDED MARCH 31, 2007

						Total
			Additional	Treasury		Stockholders'
	Common Stock		Paid-in	Stock	Accumulated	Equity
	Shares	Amount	Capital	at Cost	Deficit	(Deficit)
Balance at September 30, 2006	9,989,704	$9,990	$5,457,466	$(775)	$(6,814,672)	$(1,347,991)

Cancellation of consulting agreement (unaudited)	—	—	—	(51,765)	—	(51,765)

Stock issued for conversion of related party note payable (unaudited)	5,000,000	5,000	1,745,000	—	—	1,750,000

Adjust fair market value of stock compensation issued for services (unaudited)	—	—	(127,058)	—	—	(127,058)

Net loss for the six months ended March 31, 2007 (unaudited)	—	—	—	—	(1,372,657)	(1,372,657)

Balance at March 31, 2007 (unaudited)	14,989,704	$14,990	$7,075,408	$(52,540)	$(8,187,329)	$(1,149,471)

See accompanying notes to condensed consolidated financial statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six	Six
	Months Ended	Months Ended
	March 31,	March 31,
	2007	2006
Increase/(Decrease) in Cash and Cash Equivalents:
Cash flows from operating activities:
Net Loss	$(1,372,657)	$(522,257)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	867	674
Common stock issued in excess of conversion of related party note payable	850,000	—
Market value adjustment of compensation	(178,823)	—
Changes in Assets and Liabilities:
Accounts receivable	(19)	(2,122)
Prepaid expenses	242,504	23,880
Deposits	(7,500)	—
Accounts payable	22,207	268,706
Accrued vacation	—	(1,154)
Other accrued expenses	—	592
Accrued interest	37,413	8,680

Net cash used by operating activities	(406,008)	(223,001)

Cash flows from financing activities:
Proceeds from note payable — related party	89,245	228,500
Payments of note payable	—	(11,069)
Payments related to capital lease	(380)	(1,141)
Due to related party	275,000	—

Net cash provided by financing activities	363,865	216,290

Net change in cash and cash equivalents	(42,143)	(6,711)

Cash and cash equivalents at beginning of period	42,387	7,060

Cash and cash equivalents at end of period	$244	$349

See accompanying notes to condensed consolidated financial statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(UNAUDITED)

	Six	Six
	Months Ended	Months Ended
	March 31,	March 31,
	2007	2006
Supplemental Information:
Interest paid	$—	$23,602
Income taxes paid	$—	$—

Non-cash Investing and Financing Activities
Cancellation of consulting agreement	$51,765	$—
Common stock issued for conversion of related party note payable	$1,750,000	$—
Fixed assets exchanged for treasury stock	$—	$775
See accompanying notes to condensed consolidated financial statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates
Presentation of Interim Information:
The condensed consolidated financial statements included herein have been prepared by Teknik Digital Arts, Inc. (“we”, “us”, “our” or “Company”) without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and should be read in conjunction with our Form 10-KSB filed for the year ended September 30, 2006, as filed with the SEC under the Securities Exchange Act of 1934, as amended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, as permitted by the SEC, although we believe the disclosures made are adequate to make the information presented not misleading. Further, the condensed consolidated financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly our financial position at March 31, 2007, and the results of our operations and cash flows for the periods presented. The September 30, 2006 consolidated balance sheet data was derived from audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.
Interim results are subject to variations and the results of operations for the six months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year.
Nature of Corporation
The Company was organized under the laws of the State of Nevada on January 29, 2003. The principal business purpose of the Company is to publish interactive video games and instructional software for play on mobile telephones, personal computers and video game consoles.
Liquidity
The Company has generated an accumulated net loss of ($8,187,329) (unaudited) from the date of inception January 29, 2003 through March 31, 2007. Our primary sources of liquidity are proceeds from borrowings from a related party note and, to a lesser extent, proceeds from the sale of equity securities.
Revenue Recognition
The Company derives its revenues primarily from the sale of interactive entertainment software through the Company’s website and distributors. Revenues are recognized at the time the sale is completed through the Company’s website or when the Company is notified of a sale by its distributors.
Software Development Costs
The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors including, but not limited to, anticipated future gross product revenue, estimated economic life, and changes in software and hardware technology. Amortization of capitalized software development costs begins when the products are available for general release to customers and is computed on a product-by-product basis using straight-line amortization with useful lives of five years or, if less, the remaining estimated economic life of the product. In prior periods amounts related to software development costs have been expensed as the time between when technological feasibility and product marketability were indeterminate and therefore no costs were capitalized. Amounts related to internal software development that could be capitalized under this statement were immaterial.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)
Recent Accounting Pronouncements
In February 2007, the Financial Accounting Standards Board (“ FASB”) issued (SFAS) No.159, “The Fair Value Option for Financial Assets and Financial Liabilities” — including an amendment of FASB Statement No. 155. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company does not believe that the adoption of SFAS No. 159 will have a material effect on our results of operations or financial position.
Consolidated Statements
The consolidated financial statements include the accounts of Teknik Digital Arts, Inc. and its subsidiaries, Playentertainment-Teknik, LLC and Teknik Powergrid, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. The Company owns 50% of the outstanding membership interests of Playentertainment-Teknik, LLC and Teknik Powergrid, LLC, however, the financial statements of the subsidiaries have been consolidated as the management and operations of Playentertainment-Teknik, LLC and Teknik Powergrid, LLC are substantially controlled by Teknik Digital Arts, Inc. The other ownership investments are presented as minority interests on the accompanying balance sheets.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Loss Per Share
Basic loss per share of common stock was computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period.
Diluted loss per share is computed based on the weighted average number of shares of common stock and dilutive securities outstanding during the period. Dilutive securities are options and warrants that are freely exercisable into common stock at less than the prevailing market price. Dilutive securities are not included in the weighted average number of shares when inclusion would increase the earnings per share or decrease the loss per share. As of March 31, 2007, options to purchase 150,000 shares and warrants to purchase 1,077,500 shares of common stock were not included in the determination of diluted loss per share as their effect was anti-dilutive.
Stock-Based Compensation
Prior to January 1, 2006, the Company accounted for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”). Accordingly, compensation expense, if any, was measured as the excess of the underlying stock price over the exercise price on the date of grant. The Company complied with the disclosure provisions of Statement of Financial Accounting Standards Board No. 123 (“SFAS 123”) “Accounting for Stock Based Compensation” as amended by SFAS 148 “Accounting for Stock-Based Compensation-Transition and Disclosure,” which required pro-forma disclosure of compensation expense associated with stock options under the fair value method.
Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards Board No. 123(R), “Share-Based Payment,” using the modified prospective-transition method. Under this transition method, compensation expense recognized for the six months ended March 31, 2007 includes: (a) compensation expense for all share-based payments granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated and (b) compensation expense for all share-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated. The fair value of option grants is estimated as of the

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)
Stock-Based Compensation (continued)
date of grant utilizing the Black-Scholes option-pricing model and amortized to expense over the options’ vesting period.
As of March 31, 2007, the Company had 150,000 options outstanding and exercisable. The options had no intrinsic value as of March 31, 2007, as the exercise price of all outstanding and exercisable options is greater than the trading price of the Company’s common stock at March 31, 2007. All options were 100% vested as of March 31, 2005, and therefore will result in no future compensation expense to the Company. The options have a weighted average remaining life of 1.00 year and a weighted average exercise price of $1.00.
The fair value of option grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for all grants: expected life of options of 3 years, risk-free interest rate of 2%, volatility at 0-10%, and a 0% dividend yield. The fair value of the options outstanding at March 31, 2007 was $234,000, determined on the respective date of grant.
As a result of adopting SFAS 123(R), the Company’s net loss for the six month period ended March 31, 2007 is unchanged from the net loss that would be reported if it had continued to account for share-based compensation under APB 25 as all options granted by the Company were fully vested as of December 31, 2005.
Note 2
Related Party Transactions
The Company had an uncollateralized line of credit of $1,000,000 with a related party as of September 30, 2005, with the principal and interest due March 1, 2006. On March 1, 2006, the line of credit was terminated and the outstanding balance was converted to a term note, which bears interest at the rate of 7% per annum with all outstanding principal and interest due on March 1, 2007. On February 5, 2007, the Company issued 5,000,000 shares of common stock as payment towards $900,000 of the related party note. The due date of the remaining outstanding principal and interest balance on the note was extended to March 1, 2008 and continues accruing interest at 7% per annum. As of March 31, 2007 and September 30, 2006, the Company’s balance on the related party note payable was $71,745 and $882,500, respectively.
As of March 31, 2007 and September 30, 2006, there was interest accrued on the note of $54,100 and $30,887, respectively.
The Company pays a monthly fee to its joint venture partner, Powergrid Fitness, Inc. for services related to equipment manufacturing, management, engineering management and sales management. On April 26, 2007, the Company amended their joint venture agreement with Powergrid Fitness, Inc. Under the terms of the amended agreement, the Company shall contract Powergrid Fitness, Inc. to provide consulting services for an irrevocable advance against its future joint venture revenue of $500,000 in the first year of the agreement (August 1, 2006 to July 31, 2007). During the six months ended March 31, 2007 and March 31, 2006, the Company accrued $300,000 and $0, of management fees, respectively. Amounts due to Powergrid Fitness, Inc. at March 31, 2007 and September 30, 2006 totaled $300,000 and $25,000, respectively.
Note 3
Notes Payable
During the year ended September 30, 2006, the Company entered into an agreement to issue convertible debt. Under the terms of the agreement, the Company intended to offer a maximum of $1,500,000 of debt during the period commencing May 5, 2006 to January 15, 2007. The notes accrue interest at a rate of 8% per annum with principal and interest due on June 1, 2008. The note holder may convert the note and accrued interest at any time prior to June 1, 2008, into shares of the Company’s common stock at a purchase price per share of $.75, subject to any subsequent

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 3
Notes Payable (Continued)
issuances of convertible debt at a more favorable conversion rate. The conversion price of $0.75 was less than the fair value of the Company’s common stock at the time of issuance. As a result, the Company recorded a beneficial conversion feature in the amount of $35,333. In addition, upon commencement of the agreement, the placement agent was issued 250,000 common stock warrants to purchase the Company’s common stock at a price of $.75 per share. The Company issued additional warrants to the placement agent to purchase .5 shares of common stock at $.75 per share for each $1.00 of debt sold up to an additional 250,000 shares of common stock. As of March 31, 2007, the placement agent had raised an aggregate of $355,000, which entitles the placement agent to an additional 177,500 common stock warrants. The fair value of warrant grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for the aforementioned grants: expected life of warrants of 3 years, risk-free interest rates between 4.83% and 5.26%, volatility between 135% and 138%, and a 0% dividend yield. This resulted in the warrants having been valued at $293,400 during the year ended September 30, 2006.
As of March 31, 2007 and September 30, 2006 the Company’s balance on the note payable was $355,000 and there was interest accrued on the note of $19,543 and $5,343, respectively.
Note 4
Equity
On November 22, 2006, the Company terminated a consulting agreement with a service provider. This transaction resulted in 94,116 shares of common stock being returned to the Company. The common stock has a value of $51,765 and is included in treasury stock as of March 31, 2007.
Note 5
Going Concern
As discussed in the Company’s Form 10-KSB for the fiscal year ended September 30, 2006, the Company has incurred operating losses and negative cash flows from its operations to date. Realization of a major portion of the assets is dependent upon the Company’s ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
Note 6
Subsequent Events
On April 17, 2007 the Company entered into a revolving line of credit agreement that will allow the Company to borrow up to $2,000,000. Under the terms of the agreement, the Company is required to file a registration statement within 120 days of the effective date of the agreement. The registration statement will be issued in conjunction with an agreement entered into on April 27, 2007, as mentioned below. Interest will accrue on the principal amount outstanding under the revolving line at a floating per annum rate equal to the sum of two percent (2.00%) plus the prime rate in effect from time to time, until the Company has filed the registration statement and the registration statement is effective. Thereafter, the Company will pay interest at a rate of one percent (1.00%) plus the prime rate in effect from time to time, with interest due monthly. In addition, the Company is required to pay a fee equal to three-eighths of one percent (0.375%) per annum of the average unused portion of the revolving line, as determined by the lender. The fee is payable quarterly, in arrears, on a calendar year basis.
On April 26, 2007, the Company amended their joint venture agreement with Powergrid Fitness, Inc. Under the terms of the original agreement, the Company was required to pay a fee of $100,000 per month beginning August 1, 2006, for services related to equipment manufacturing, management, engineering management and sales management. Under the

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 6
Subsequent Events (Continued)
terms of the amended agreement, the Company shall contract Powergrid Fitness, Inc. to provide consulting services for an irrevocable advance against its future joint venture revenue of $500,000 in the first year of the agreement (August 1, 2006 to July 31, 2007) and $65,000 per month thereafter for the remaining term of the agreement.
On April 27, 2007, the Company entered into an equity line of credit agreement with an investor, whereas, the investor shall invest up to ten million dollars ($10,000,000) to purchase the Company’s common stock over 36 months after a registration statement of the stock has been declared effective. The Company shall, within twenty-one (21) days of the date of this agreement, file a registration statement and the Company shall use all reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) calendar days after the execution date of this equity line of credit agreement. The Company is entitled to deliver a “put” notice to the investor, which states the dollar amount (the “put amount”), which the Company intends to sell to the investor on a closing date (the “put”). The amount the Company shall be entitled to request on each “put” shall be equal to either $250,000 or 200% of the average daily volume multiplied by the average of the three daily closing prices immediately preceding the request date.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm
Board of Directors Teknik Digital Arts, Inc. and Subsidiaries
We have audited the accompanying consolidated balance sheets of Teknik Digital Arts, Inc. and Subsidiaries as of September 30, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teknik Digital Arts, Inc. and Subsidiaries at September 30, 2006 and 2005 and the results of its operations, stockholders’ equity (deficit) and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has been in the development stage since its inception on January 29, 2003 through March 31, 2006 and has incurred operating losses and negative cash flows that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty
/s/ Semple & Cooper, LLP
Phoenix, Arizona
December 18, 2006

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2006	2005
Current Assets:
Cash and cash equivalents	$42,387	$7,060
Accounts receivable	90	—
Prepaid expenses	238,072	28,678

Total Current Assets	280,549	35,738
Property and equipment, net	8,583	7,673

Other Assets:
Prepaid expenses — long term portion	71,176	—
Licenses	100	—
Security deposit	1,000	3,200

Total Other Assets	72,276	3,200

Total Assets	$361,408	$46,611

Current Liabilities:
Note payable — related party	$882,500	$610,350
Notes payable — current portion	—	11,069
Accounts payable	372,689	311,667
Due to related party	25,000	—
Accrued vacation	—	1,154
Capital lease liability — current portion	380	2,283
Accrued interest	36,230	17,667

Total Current Liabilities	1,316,799	954,190
Long-Term Liabilities:
Capital lease liability — long term portion	—	380
Notes payable — convertible debt, net	355,000	—

Total Liabilities	1,671,799	954,570
Minority interest in joint ventures	37,600	37,500

Total Liabilities and Minority Interest	1,709,399	992,070

Stockholders’ Equity (Deficit):
Common stock — $.001 par value; 50,000,000 shares authorized, 9,989,704 and 9,125,000 shares issued and 9,489,704 and 9,125,000 outstanding at September 30, 2006 and 2005, respectively	9,990	9,125
Additional paid-in capital	5,457,466	4,604,010
Accumulated deficit	(6,814,672)	(5,558,594)

	(1,347,216)	(945,459)

Less: Treasury stock at cost, 500,000 shares	(775)	—

Total Stockholders’ Deficit	(1,347,991)	(945,459)

Total Liabilities and Stockholders’ Equity	$361,408	$46,611

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	September 30,
	2006	2005
Sales	$3,551	$—

Cost of Sales	2,056	—

Gross Profit	1,495	—

General and Administrative Expenses	1,109,835	1,878,028
Research and Development Costs	38,868	257,744

Loss from Operations	(1,147,208)	(2,135,772)

Other Income (Expense):
Interest Expense	(108,870)	(33,005)
Miscellaneous Income	—	2,172

	(108,870)	(30,833)

Net Loss	$(1,256,078)	$(2,166,605)

Basic and diluted net loss per share	$(0.14)	$(0.24)

Basic and diluted weighted average common shares outstanding	8,986,207	8,900,178

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended September 30, 2006 and 2005

						Total
			Additional	Treasury		Stockholders’
	Common Stock		Paid-in	Stock	Accumulated	Equity
	Shares	Amount	Capital	at Cost	Deficit	(Deficit)
Balance at September 30, 2004	8,805,000	$8,805	$3,202,830	$—	$(3,391,989)	$(180,354)

Issuance of common stock for compensation and consulting	320,000	320	799,680	—	—	800,000

Options and warrants issued for compensation	—	—	601,500	—	—	601,500

Net loss for the twelve months ended September 30, 2005	—	—	—	—	(2,166,605)	(2,166,605)

Balance at September 30, 2005	9,125,000	9,125	4,604,010	—	(5,558,594)	(945,459)

Warrants granted for compensation	—	—	293,400	—	—	293,400

Stock issued for compensation	614,704	615	354,973	—	—	355,588

Issuance of common stock for litigation settlement	250,000	250	169,750	—	—	170,000

Beneficial coversion feature of convertible debt	—	—	35,333	—	—	35,333

Treasury stock, 500,000 shares	—	—	—	(775)	—	(775)

Net loss for the year ended September 30, 2006	—	—	—	—	(1,256,078)	(1,256,078)

Balance at September 30, 2006	9,989,704	$9,990	$5,457,466	$(775)	$(6,814,672)	$(1,347,991)

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	September 30,
	2006	2005
Decrease in Cash and Cash Equivalents:
Cash flows from operating activities:
Net Loss	$(1,256,078)	$(2,166,605)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	1,415	1,255
Common stock issued and warrants granted for compensation of consultants	648,988	1,401,500
Beneficial conversion feature expense	35,333	—
Common stock issued for litigation settlement	170,000	—
Changes in Assets and Liabilities:
Accounts receivable	(90)	—
Prepaid expenses	(280,570)	(18,916)
Security deposit	2,200	(1,000)
Accounts payable	61,022	186,487
Due to related party	25,000	—
Accrued vacation	(1,154)	(1,252)
Accrued interest — related party	18,563	2,318

Net cash used by operating activities	(575,371)	(596,213)

Cash flows from investing activities:
Purchase of fixed assets	(3,100)	(3,239)

Net cash used in investing activities	(3,100)	(3,239)

Cash flows from financing activities:
Proceeds from note payable — related party	272,150	585,350
Proceeds from note payable	355,000	11,069
Payments on capital lease	(2,283)	(1,902)
Payments on debt	(11,069)	—

Net cash provided by financing activities	613,798	594,517

Net change in cash and cash equivalents	35,327	(4,935)
Cash and cash equivalents at beginning of period	7,060	11,995

Cash and cash equivalents at end of period	$42,387	$7,060

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Years Ended
	September 30,
	2006	2005
Supplemental Information:
Interest paid	$54,974	$23,958
Income taxes paid	$—	$—

Non-cash Investing and Financing Activities

Common stock issued and warrants granted for compensation of consultants	$648,988	$1,401,500
Common stock issued for litigation settlement	$170,000	$—
Capital lease obligation	$—	$4,565
Fixed assets exchanged for treasury stock	$775	$—
Beneficial conversion feature relative to convertible debt	$35,333	$—
The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates
Operations
Teknik Digital Arts, Inc. is a Corporation which was duly formed and organized under the laws of the State of Nevada on January 29, 2003. The principal business activity is the development and marketing of interactive gaming software to play on cell phones, personal computers, and game consoles. We had previously been a development stage company with no revenues from operations. During the year ended September 30, 2006, we commenced the first sales of our gaming software.
Consolidated Statements
The consolidated financial statements include the accounts of Teknik Digital Arts, Inc. and its subsidiaries, Playentertainment-Teknik, LLC and Teknik Powergrid, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. The Company owns 50% of the membership interest of Playentertainment-Teknik, LLC and Teknik Powergrid, LLC, however, the financial statements of the subsidiaries have been consolidated as the management and operations of both Playentertainment-Teknik, LLC and Teknik Powergrid, LLC are substantially controlled by Teknik Digital Arts, Inc. The other ownership investments are presented as minority interests on the accompanying balance sheets.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are used when accounting for stock-based compensation and software development costs which are discussed in the respective notes to the consolidated financial statements.
Revenue Recognition
The Company derives its revenues primarily from the sale of interactive entertainment software through the Company website and distributors. Revenues are recognized at the time the sale is completed through the Company website or when the Company is notified of a sale by the distributors. During the year ended September 30, 2006 the Company had begun to generate revenues from its mobile phone applications.
Advertising Costs
The Company generally expenses advertising costs as incurred. For the years ended September 30, 2006 and 2005, advertising expense totaled $11,100 and $0, respectively.
Software Development Costs
The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors including, but not limited to, anticipated future gross product revenue, estimated economic life, and changes in software and hardware technology. Amortization of capitalized software development costs begins when the products are available for general release to customers and is computed on a product-by-product basis using straight-line amortization with useful lives of five years or, if less, the remaining estimated economic life of the product. Amounts related to software development costs during the current year were expensed as the time between when technological feasibility and product marketability were indeterminate and therefore no costs were capitalized. Amounts related to internal software development that could be capitalized under this statement were immaterial.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)
Impairment of Long Lived Assets
The Company reviews its long lived assets for impairment at least annually. Since inception, the Company has not owned any long lived assets deemed to be impaired. If such assets were impaired, they would be written down to their fair market value, which would be determined by the present value of the estimated future cash inflows of such assets.
Cash and Cash Equivalents
For financial accounting purposes, cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.
Prepaid Expenses
Prepaid expenses represent costs paid in advance of services or goods received. Prepaid expenses consist primarily of prepaid insurance, consulting services and conference fees that will be expensed as the services or goods are received.
Property and Equipment, net
Property and equipment are stated at cost, net of accumulated depreciation. Maintenance and repairs that neither add to the value of the property nor appreciably prolong its life are charged to operations as incurred. Betterments or renewals are capitalized when incurred. Depreciation is provided using the straight line method over the following useful lives:

Office furniture and equipment	5-7 years
Research and Development Costs
Research and development costs have been expensed as incurred and consist of employee salaries for product development, as well as some contracted development costs.
Fair Value of Financial Instruments
The carrying amounts of financial instruments including cash, current maturities of debt, and accrued liabilities approximate fair value based on their short maturities, or on borrowing rates currently available to the Company for loans with similar terms and maturities.
The fair value of equity transactions was determined by the intrinsic value attributed to the Company at its formation, as well as through negotiations with third parties, the value of services or product received, or the conversion of cash advances on debt.
Deferred Income Taxes
Deferred income taxes are provided on an asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that the carryforwards will not be utilized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)
Loss Per Share
Basic loss per share of common stock was computed by dividing the net loss by the weighted average number of shares of common stock outstanding.
Diluted earnings per share are computed based on the weighted average number of shares of common stock and dilutive securities outstanding during the period. Dilutive securities are options that are freely exercisable into common stock at less than the prevailing market price. Dilutive securities are not included in the weighted average number of shares when inclusion would increase the earnings per share or decrease the loss per share. As of September 30, 2006, options to purchase 150,000 shares and warrants to purchase 3,977,500 shares of the Company’s common stock were not included in the determination of diluted loss per share as their effect was anti-dilutive. As of September 30, 2005, options to purchase 350,000 shares and warrants to purchase 3,550,000 shares of the Company’s common stock were not included in the determination of diluted loss per share as their effect was anti-dilutive.
Stock-Based Compensation
Prior to January 1, 2006, the Company accounted for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”). Accordingly, compensation expense, if any, was measured as the excess of the underlying stock price over the exercise price on the date of grant. The Company complied with the disclosure provisions of Statement of Financial Accounting Standards Board No. 123 (“SFAS 123”) “Accounting for Stock Based Compensation” as amended by SFAS 148 “Accounting for Stock-Based Compensation-Transition and Disclosure,” which required pro-forma disclosure of compensation expense associated with stock options under the fair value method.
Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards Board No. 123(R), “Share-Based Payment,” to account for stock options granted to employees using the modified prospective-transition method. Under this transition method, compensation expense recognized for the nine months ended September 30, 2006 includes: (a) compensation expense for all share-based payments granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated and (b) compensation expense for all share-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated. The fair value of option grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model and amortized to expense over the options’ vesting period.
The Company accounts for stock options granted to non-employees under SFAS 123 using EITF 96-18 requiring the measurement and recognition of stock-based compensation to consultants under the fair value method with stock-based compensation expense being charged to earnings on the earlier of the date services are performed or performance commitment exists.
Most stock options issued to employees or prospective key employees have an exercise price not less than the fair market value of the Company’s common stock on the date of grant. During the fiscal year ended September 30, 2005, 150,000 options were issued to an outside consultant who subsequently became an employee. These options were valued at $1.56 per option, accordingly, compensation expense of $234,000 was recorded.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)
Stock-Based Compensation (Continued)
The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the stock option plan during the year ended September 30, 2005:

Year Ended
September 30,
2005
Net loss as reported	$(2,166,605)

Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	—

Pro forma net loss	$(2,166,605)

Basic loss per share:
As reported	$(0.24)

Pro forma	$(0.24)

The fair value of option grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for all grants: expected life of options of 3 years, risk-free interest rate of 2% to 4%, volatility at 0-10%, and a 0% dividend yield. This resulted in a portion of the options having been valued at $234,000 or approximately $1.50 per option.
New Accounting Pronouncements
In June 2006, the FASB issued FASB Interpretation No. 48, “An Interpretation of FASB Statement No. 109,” (“FIN No. 48”)which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 reflects the benefit recognition approach, where a tax benefit is recognized when it is “more likely than not” to be sustained based on the technical merits of the position. This Interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of this interpretation will not have a material effect on the Company’s consolidated financial statements.
In April 2006, the FASB issued FASB Staff Position (FSP) FIN No. 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)”, that will become effective beginning the third quarter of 2006. FSP FIN No. 46(R)-6 clarifies that the variability to be considered in applying FASB Interpretation 46(R) shall be based on an analysis of the design of the variable interest entity. The adoption of this FSP is not expected to have a material effect on the Company’s consolidated financial statements.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)
New Accounting Pronouncements (Continued)
In March 2006, the FASB issued Statement of Financing Accounting Standard (“SFAS“) No. 156, “Accounting for Servicing of Financial Assets,” (“SFAS No. 156”) which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This new Statement amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Company does not expect SFAS No. 156 will have a material effect on its consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which establishes how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of this Statement on our consolidated financial statements, but we do not expect SFAS 157 to have a material effect.
In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”) an amendment of FASB Statement No. 87 “Employers’ Accounting for Pensions”, FASB Statement No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Terminated Benefits”, FASB No. 106 “Employers’ Accounting for Postretirement Benefits Other than Pensions”, and FASB Statement No. 132 ® “Employers’ Disclosures about Pensions and Other Postretirement Benefits”. This statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position with limited exceptions. Issuers of publicly traded equity securities are required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. This requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Earlier application of this statement is encouraged. The Company does not believe that the adoption of SFAS No. 158 will have a material effect on our results of operations or financial position.
Note 2
Related Party Transactions
The Company had an uncollateralized line of credit of $1,000,000 with a related party. The related party is controlled by the Company’s CEO. As of September 30, 2005, the principal and interest was due March 1, 2006. On March 1, 2006, the line of credit was terminated and the outstanding balance on the line of credit was converted to a note payable, which bears interest at the rate of 7% per annum, with all outstanding principal and interest due on March 1, 2007. As of September 30, 2006 and September 30, 2005, the Company’s balance on the related party note payable and line of credit was $882,500 and $610,350, respectively.
As of September 30, 2006 and 2005, there was interest accrued on the note of $30,887 and $17,667, respectively.
The Company pays a monthly fee to its joint venture partner, Powergrid Fitness, Inc. for services related to equipment manufacturing management, engineering management, marketing and sales management. During the year ended September 30, 2006, the Company incurred $200,000 of management fees. Amounts due to Powergrid Fitness, Inc. at September 30, 2006 totaled $25,000.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 3
Property and Equipment
As of September 30, 2006 and 2005, property and equipment consists of:

	September 30,	September 30,
	2006	2005
Equipment	$10,903	$8,967
Less: Accumulated Depreciation	(2,320)	(1,294)

	$8,583	$7,673

Note 4
Notes Payable
In April 2004, the Company financed a directors’ and officers’ insurance policy for the period from April 30, 2004 and expiring April 30, 2005. The Company did not renew the policy on April 30, 2005. The Company financed approximately $24,468 of the premium due with the policy. As of September 30, 2005, the Company had a note payable balance outstanding related to the insurance policy of $11,069.
During the year ended September 30, 2006, the Company entered into an agreement to issue convertible debt. Under the terms of the agreement, the Company intends to offer a maximum of $1,500,000 of debt during the period commencing May 5, 2006 to January 15, 2007. The notes will accrue interest at a rate of 8% per annum with principal and interest due on June 1, 2008. The note holder may convert the note and accrued interest at any time prior to June 1, 2008, into shares of the Company’s common stock at a purchase price per share of $.75, subject to any subsequent issuances of convertible debt at a more favorable conversion rate. The conversion price of $0.75 was less than the fair value of the Company’s common stock at the time of issuance. This resulted in the Company recording a beneficial conversion feature in the amount of $35,333. As the convertible debt can be converted anytime after debt issuance, the Company recorded a charge to interest expense of $35,333 at the time of issuance. In addition, the placement agent was issued 250,000 common stock warrants upon commencement of the agreement to purchase the Company’s common stock at a price of $.75 per share. The Company will issue additional warrants to the placement agent to purchase .5 shares of common stock at $.75 per share for each $1.00 of debt sold up to an additional 250,000 shares of common stock. As of September 30, 2006, the placement agent has raised $355,000 entitling them to an additional 177,500 of half-shares common stock warrants. The fair value of warrant grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for the aforementioned grants: expected life of warrants of 3 years, risk-free interest rates between 4.83% and 5.26%, volatility between 135% and 138%, and a 0% dividend yield. This resulted in the warrants having been valued at $293,400.
As of September 30, 2006 the Company’s balance on the note payable was $355,000 and there was interest accrued on the note of $5,343.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 5
Equity
Stock Options
The Company, under its 2004 Stock Option Plan, is authorized to grant options for up to 2,000,000 shares of common stock, which consists of authorized, but unissued, or reacquired shares of stock or any combination thereof. Options may be granted as incentive stock options or non-statutory stock options. Incentive stock options are granted at the fair market value of the common stock on the date of the grant, and have exercise terms of up to ten years with vesting periods determined at the discretion of the board. Currently, all outstanding stock options expire three years after the date of grant.
The stock options issued to employees typically have an exercise price of not less than the fair market value of the Company’s common stock on the date of grant. During the year ended September 30, 2005, the Company issued 150,000 nonqualified stock options with a weighted average grant date fair value of $1.56 per option, exercisable at $1.00 per share, which was deemed to be less than fair market value at the date of grant. Accordingly, compensation expense of approximately $234,000 was recorded during the year ended September 30, 2005 using the Black Scholes model pricing method. A summary of the activity of options under the Plan is as follows:

		Weighted
		Average
	Number of	Exercise
	Options	Price
Outstanding at September 30, 2004	330,000	$1.00
Granted	150,000	1.00
Exercised	—	—
Expired	—	—
Forfeited	(130,000)	1.00

Outstanding at September 30, 2005	350,000	1.00
Granted	—	—
Exercised	—	—
Expired	(50,000)	1.00
Forfeited	(150,000)	1.00

Outstanding at September 30, 2006	150,000	$1.00

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 5
Equity (Continued)
Stock Options (Continued)
Additional information about outstanding options to purchase the Company’s common stock as of September 30, 2006 is as follows:

	Options Outstanding				Options Exercisable
Weighted
Average
		Remaining	Weighted			Weighted
		Contractural	Average	Aggregate	Number	Average	Aggregate
Exercise	Number of	Life	Exercise	Intrinsic	of	Exercise	Intrinsic
Price	Shares	(In Years)	Price	Value	Shares	Price	Value
$1.00	150,000	1.50	$1.00	$—	150,000	$1.00	$—
Warrants
The Company granted warrants to purchase 3,000,000 shares of common stock at $2.50 per share to Codefire Acquisition Corp. on December 31, 2003. The warrants are exercisable for three years. During the year ended September 30, 2004, 100,000 of these warrants were exercised.
The Company granted warrants to purchase 250,000 shares of common stock at $2.50 per share to Pep Pad, LLC on June 20, 2005. The warrants are exercisable for three years.
The Company granted warrants to purchase 427,500 shares of common stock at $0.75 per share to Girard Securities at various dates during the year ended September 30, 2006. The warrants are exercisable for three years.
A summary of the activity of the warrants is as follows:

		Weighted
		Average
	Number of	Exercise
	Warrants	Price
Outstanding at September 30, 2004	3,300,000	$2.80
Granted — Peb Pad, LLC	250,000	2.50
Exercised	—	—
Forfeited	—	—

Outstanding at September 30, 2005	3,550,000	$2.78

Granted — Girard Securities	427,500	0.75
Exercised	—	—
Forfeited	—	—

Outstanding at September 30, 2006	3,977,500	$2.56

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 5
Equity (Continued)
Warrants (Continued)
Additional information about outstanding warrants as of September 30, 2006 is as follows:

Warrants Outstanding			Warrants Exercisable
		Weighted
		Average
		Remaining		Weighted
		Contractural	Number	Average	Weighted
Exercise	Number of	Life	of	Exercise	Average
Price	Shares	(In Years)	Shares	Price	Fair Value
$2.50	2,900,000	0.25	2,900,000	$2.50	$0.26
$5.00	400,000	1.25	400,000	$5.00	$0.10
$2.50	250,000	1.72	250,000	$2.50	$1.47
$0.75	427,500	2.68	427,500	$0.75	$0.69
The 3,000,000 warrants issued to Codefire Acquisition Corporation (“CAC”) were issued in conjunction with the Company’s line of credit agreement, the 400,000 warrants issued to Fortune Labs were issued in conjunction with a software purchase agreement, the 250,000 warrants issued to Pep Pad, LLC were issued in relation to their software contract, and the 427,500 warrants issued to Girard Securities were issued in connection with a placement agent agreement. The warrants issued to CAC, Fortune Labs, Pep Pad, LLC , and Girard Securities were valued at $.26 per share, $.10 per share, $1.47 per share, and $0.69 per share, respectively. The fair value of the warrants granted is estimated as of the date of grant utilizing the board of directors’ estimate of the fair market value of the warrants in conjunction with the Black-Scholes option-pricing model with the following weighted average assumptions for all grants: expected life of options of 3-4 years, risk-free interest rate range of 2.2% to 5.26%, volatility at a range from 10% to 138%, and a 0% dividend yield. All warrants issued were intended to be exercised at a price per share not less than the fair value of the shares of our stock common stock underlying those warrants on their respective dates of grant. Because there had not been a public market for our shares prior to our offering on April 6, 2005, our board of directors determined warrants exercise prices issued prior to this date in good faith, based on the best information available to the board and our management at the time of the grant. We did not obtain contemporaneous valuations by an unrelated valuation specialist at the times we issued the warrants.
The aforementioned assumptions resulted in the Company recording expenses related to the granted warrants of $293,400 and $367,500 for the fiscal year ended September 30, 2006 and 2005, respectively.
Common Stock Grants
In the fiscal year ended September 30, 2005, we made the following issuances of common stock in connection with services performed for us during fiscal 2005:
(i)	20,000 shares to Kentucky Eleven, Inc. (valued and expensed at $2.50 per share) under the terms of our Development Agreement with Phil Simms.

(ii)	300,000 shares to Pep Pad, LLC (valued and expensed at $2.50 per share) in conjunction with Pep Pad, LLC converting their joint venture interest into equity.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 5
Equity (Continued)
Stock (Continued)
In the fiscal year ended September 30, 2006, we made the following issuances of common stock in connection with services performed for us during fiscal 2006:
(i)	50,000 shares to Waterville Investment Research, Inc. (valued and expensed at $0.90 per share) under the terms of our marketing agreement with Waterville Investment Research, Inc.

(ii)	250,000 shares to Codefire, Inc. (valued and expensed at $0.68 per share) in conjunction with a litigation settlement.

(iii)	141,176 shares to Ray Artigue (valued at $0.55 per share, expensed as the stock vests over a one year period, resulting in expense for the year of $6,471) under the terms of our marketing agreement with Ray Artigue.

(iv)	141,176 shares to Charles Corbin (valued at $0.55 per share, expensed as the stock vests over a two year period, resulting in expense for the year of $3,235) under the terms of our exercise advisory service agreement with Charles Corbin.

(v)	141,176 shares to Craig Phelps (valued at $0.55 per share, expensed as the stock vests over a two year period, resulting in expense for the year of $3,235) under the terms of our medical and wellness advisory agreement with Craig Phelps.

(vi)	141,176 shares to Alare Capital Partners, LLC (valued at $0.55 per share, expensed as the stock vests over a one year period, resulting in expense for the year of $6,471) under the terms of our consulting agreement with Alare Capital Partners, LLC.
Note 6
Commitments and Contingencies
Legal Proceedings
The Company settled a lawsuit filed by Codefire, Inc. during the year ended September 30, 2006, for alleged misappropriation of trade secrets and other violations. An expense of approximately $170,000, has been expensed during the year ended September 30, 2006 for the settlement of this claim. The settlement resulted in the issuance of 250,000 share of common stock.
Operating leases (Continued)
The Company entered into a non-cancelable lease for office space October 1, 2004 expiring November 30, 2007. During the year ended September 30, 2006, the Company bought out the remaining term of the aforementioned lease and has no further liability relating to the lease. In addition, on March 16, 2005, the Company entered into a separate non-cancelable lease for new office space for a term of two years beginning May 1, 2005 and expiring April 30, 2007. As of September 30, 2006, future minimum lease payments due under the outstanding lease is as follows:

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 6
Commitments and Contingencies (Continued)
Operating Leases (Continued)

Year Ending
September 30,	Amount
2007	$6,981

Rent expense was $28,790 and $30,499 for the years ended September 30, 2006 and 2005, respectively.
Capital leases
In November 2004, the Company entered into a capital lease agreement for copy equipment with a cost of $7,803. Depreciation of the asset under the capital lease is included in depreciation expense and accumulated depreciation. Depreciation expense of the equipment as of September 30, 2006 and 2005 was $1,115 and $1,022, respectively. The agreement calls for monthly principal payments to be made of approximately $190 per month. The imputed interest rate is 7.0%. For the fiscal year ended September 30, 2006 and 2005, the Company has incurred $170 and $142 of interest expense related to the capital lease, respectively. As of September 30, 2006, the future principal maturities on lease payments due are $380.
Other commitments and contingencies
The Company had an employment agreement with one of its employees providing for annual compensation of $100,000. The initial term of the agreement concluded on December 31, 2005, however, the agreement automatically renewed for a period of one year unless otherwise terminated. The employee resigned during the year ended September 30, 2006, forfeiting 500,000 shares of common stock and 150,000 warrants. The Company has no further financial liability due to the former employee.
On February 15, 2003, the Company entered into a software license agreement with Codefire Acquisition Corporation (“CAC”) to obtain the development and marketing rights to the AniDragon software. As of September 30, 2006, this license has been terminated.
On August 5, 2004, the Company entered into a three year royalty agreement with Independent Golf Research Corporation (“IGRC”) for rights and services related to a golf instruction related product. Under the terms of the agreement, the Company is obligated to make quarterly royalty payments to IGRC equal to 25% of the revenues received by the Company in connection with the license, sale or other grant of rights with respect to the product. In addition, the Company shall also pay IGRC a royalty equal to 25% of the net sponsorship revenue derived from the product. The Company also issued IGRC 25,000 shares of restricted common stock valued at $2.50 per share. As of September 30, 2006, the Company has generated no revenue related to the product.
On August 6, 2004, the Company entered into a three year royalty agreement with Gaylord Sports Management (“GSM”) for licensing professional athletes and sponsors for the Company’s sports video games. Under the terms of the agreement, the Company is obligated to compensate GSM 20% of all video game sponsorships GSM places on a quarterly basis. In addition, the Company issued GSM 250,000 shares of restricted common stock valued at $2.50 per share. As of September 30, 2006 the Company has generated no revenue related to the product.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 6
Commitments and Contingencies (Continued)
Other commitments and contingencies (Continued)
On August 6, 2004, the Company entered into separate royalty agreements with Mickelson, Inc. (“Mickelson”) and Rick Smith Enterprises (“Smith”) for the rights and services related to a “Golf Product” and a “Golf Instruction Related Product”, respectively. Under the terms of the agreements, the Company is obligated to make quarterly royalty payments to Mickelson in the amount of 33% of the net sales price of the “Golf Product”, and to Smith in the amount of 25% of the Company’s net sales price of the “Golf Instruction Related Product”. Both agreements are for a three year term commencing on August 6, 2004. In addition, the Company issued Mickelson and Smith 250,000 and 25,000 shares of restricted common stock, respectively, valued at $2.50 per share. As of September 30, 2006, the Company has generated no material revenues related to either product.
On October 15, 2004, Company entered into a three year royalty agreement with Kentucky Eleven, Inc. (“KE”) for rights to develop interactive training performance software developed for use with the Pep Pad product. Under the terms of the agreement, we were obligated to compensate KE 5% of the Company’s adjusted gross receipts from the sale of the product. In addition, the Company issued KE 20,000 shares of restricted common stock valued and expensed at $2.50 per share for the above rights. All royalty payments were to be made on a quarterly basis. During the year ended September 30, 2006, this agreement was mutually terminated.
On November 17, 2004, Company entered into a three year royalty agreement with Buddy Rice Racing (“Rice”) for rights to develop an Indy Racing Type and NASCAR Type software product. Under the terms of the agreement, we are obligated to compensate Rice 20% of the net sales of the mobile game product that will be sold as a monthly subscription. In addition, the Company will also pay 10% of all game console and personal computer game sales on a wholesale basis. All payments are to be made on a quarterly basis. As of September 30, 2006, the Company has generated no revenue related to the product.
On January 1, 2005, the Company entered into a three year royalty agreement with Ripken Baseball, Inc. (RBI) for rights to develop a mobile interactive electronic baseball game product. Under the terms of the agreement, we were obligated to compensate RBI 20% of all adjusted gross receipts from the sale of such product. RBI also had a conversion option during the first two years of the agreement allowing RBI to convert all future royalties for the greater of 125,000 shares of restricted common stock or such number of shares as equates to an aggregate market value of $250,000. All payments were to be made on a quarterly basis. During the year ended September 30, 2006, this agreement was mutually terminated.
On May 3, 2005, the Company entered into a three year royalty agreement with Phil Weber, Inc. (Weber) to perform services for the Company in connection with the promotion, marketing and advertising of a mobile interactive electronic basketball game product (with instructional-training segments incorporated therein). Under the terms of the agreement, we are obligated to compensate Weber 20% of all adjusted gross receipts from the sale of the instructional segment of the product. Weber also has a conversion option during the first two years of the agreement allowing Weber to convert all future royalties for 50,000 shares of restricted common stock and an additional 50,000 shares if a Company approved NBA player is a sponsor of the electronic basketball game. As of September 30, 2006, the development of this product has been postponed.
On June 15, 2005, the Company entered into a three year royalty agreement with Joe Johnson (Johnson), c/o SFX Basketball Group, LLC to perform services for the Company in connection with the promotion, marketing and advertising of a mobile interactive electronic basketball game product (with instructional-training segments incorporated therein). Under the terms of the agreement, we are obligated to compensate Johnson 20% of all adjusted gross receipts from the sale of the basketball product to be shared equally with (Weber). Johnson also has a conversion option during the first two years of the agreement allowing Johnson to convert all future royalties for 100,000 shares of restricted common stock. As of September 30, 2006, the development of this product has been postponed.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 6
Commitments and Contingencies (Continued)
Other commitments and contingencies (Continued)
On August 1, 2006, the Company entered into a joint venture agreement with Powergrid Fitness, Inc. Pursuant to this agreement, the Company will pay Powergrid Fitness, Inc. a monthly fee of $100,000 for equipment manufacturing, engineering management, marketing and sales management services. The agreement is for a term of ten (10) years subject to certain termination provisions.
On August 15, 2006, the Company entered into a consulting agreement for marketing advisory services. The Company has agreed to issue warrants to purchase 10,000 shares of $1.00 per share for every $250,000 of sponsorship revenue contracted up to a maximum of 500,000 shares.
Note 7
Income Taxes
As of September 30, 2006 and September 30, 2005 deferred tax assets consist of the following calculated at an effective tax rate of 39 percent:

	September 30,	September 30,
	2006	2005
Benefit of Net Operating Loss	$1,975,000	$1,614,000
Less: Valuation Allowance	(1,975,000)	(1,614,000)

	$—	$—

As of September 30, 2006 and September 30, 2005, the Company established a valuation allowance equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of operating losses in future periods. The change in the valuation allowance between September 30, 2005 and September 30, 2006 is approximately equal to the net loss the Company sustained in the fiscal year ended September 30, 2006, excluding charges related to the granting of stock warrants, times an effective combined federal and state tax rate of 39 percent. The expected benefit of $1,975,000 and $1,614,000 has not been recorded as a deferred tax asset on the Company’s balance sheets due to the deferred tax asset being fully reserved for on September 30, 2006 and September 30, 2005, respectively.
For the years ended September 30, 2006 and 2005, the effective tax rate differs from the federal statutory rate primarily due to state income taxes and the valuation allowance recorded against the Company’s deferred tax assets, as follows:

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 7
Income Taxes (Continued)

	September 30,	September 30,
	2006	2005
Federal income tax benefit	$400,000	$690,000
State tax benefit	90,000	155,000
Less: valuation allowance	(490,000)	(845,000)

	$—	$—

As of September 30, 2006, the Company had federal and state net operating loss (“NOL’s”) carryforwards in the amount of approximately $5,065,000 that will expire as follows:

	Federal	State
	NOL	NOL

Expires 2008	$—	$340,000
Expires 2009	—	2,232,000
Expires 2010	—	1,565,000
Expires 2011	—	928,000
Expires 2023	340,000	—
Expires 2024	2,232,000	—
Expires 2025	1,565,000	—
Expires 2026	928,000

	$5,065,000	$5,065,000

Note 8
Investments — Joint Venture
On March 24, 2004, Teknik Digital Arts, Inc. entered into a Joint Venture and Limited Liability Company Agreement with Playentertainment, L.L.P. Teknik Digital Arts, Inc. owns 50% of the joint venture and was obligated to contribute $37,500 as an initial capital contribution. Under the terms of the joint venture, the Company will be allocated 50% of the net profits/losses attributable to video games published pursuant to the Next Action Star License and 60% of the net profits/losses to video games published pursuant to any other titles developed through the joint venture.
The agreement entitled Playentertainment, L.L.P. the right to convert its Membership Interest into 200,000 shares of restricted common stock during the first two years of the joint venture. As of September 30, 2006, the conversion feature has expired.
The joint venture has been accounted for under the consolidation method of accounting as Teknik Digital Arts, Inc. is the managing member and has substantial control of the joint venture.
On August 1, 2006, the Company entered into a joint venture agreement with Powergrid Fitness, Inc. to exclusively develop, manufacture, and market physically interactive video game controllers, software, and leagues using the Powergrid Fitness patented isometric-based controller technology.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 8
Investments — Joint Venture (Continued)
The Company owns 50% of the joint venture and is obligated to contribute $50,000 as an initial capital contribution. Under the terms of the joint venture, the Company will be allocated 50% of the net profits/losses attributable to the operations of the joint venture
The agreement entitles Powergrid the right to convert its membership interest into common stock of the Company beginning August 1, 2007 and after the joint venture is profitable. The conversion option is shares of common stock equal to Powergrid’s membership interest conversion value divided by the prior 90-day average market price per share of the Company’s common stock. The membership conversion value shall be equal to ten (10) times the share of the net pre-tax earnings of the joint venture for the most recent fiscal year allocated to Powergrid. However, the membership conversion value is not to exceed 50% of the outstanding common stock.
The Joint venture will be accounted for under the consolidated method of accounting as the Company is the managing member and has substantial control of the joint venture.
Note 9
Profit Sharing Plan
On December 20, 2004, the Board of Directors adopted a 401(k) profit sharing plan for the Company, to be effective beginning January 1, 2005. Any person employed as of January 1, 2005, is eligible to participate in the plan as of that date. New employees are eligible to participate in the plan after completing one year of service for the Company, provided the employee is 21 years old. Contributions to the plan are at the discretion of the Board of Directors. The Company has not made any contributions to the plan during the years ended September 30, 2006 or September 30, 2005. Subsequent to the year ended September 30, 2006, the Company amended its 401(k) profit sharing plan to include a non-elective contribution equal to 3% of each eligible participant’s compensation.
Note 10
Going Concern
The Company has incurred operating losses and negative cash flows from its operations to date. Realization of a major portion of the assets is dependent upon the Company’s ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
Management believes that its borrowing capacity under the related party note as well as financing generated through the sale of convertible debt, together with future sales of equity or debt securities, will provide the Company with its immediate financial requirements to enable it to continue as a going concern. The raising of additional capital in public or private markets will primarily be dependent upon prevailing market conditions and the demand for the Company’s products and services. No assurances can be given that the Company will be able to raise additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to the Company. In the event we are unable to raise additional funds, we could be required to either substantially reduce or terminate our operations.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
Part II — Information Not Required In The Prospectus
Item 24. Indemnification of Directors and Officers.
     We have included in our articles of incorporation a provision that, to the extent permitted by Nevada law, our directors and officers will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors or officers, except for liability:
•	for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or

•	for authorizing the payment of dividends in violation of Nevada Revised Statutes Section 78.300.
     This limitation of liability for acts or omissions occurring during a director’s or officer’s term of office continues after that director or officer has ceased to occupy such position.
     Our bylaws provide for the indemnification of our directors, officers, employees or agents against reasonable costs and expenses, including attorneys’ fees, actually incurred in connection with actual or threatened suits or proceedings, whether civil, criminal, administrative or investigative, even for actions brought by or on behalf of Teknik. We must indemnify such individuals if they have acted in good faith and on the reasonable belief that their actions were not adverse to Teknik. In an action brought by or on behalf of Teknik, however, we will not be obligated to indemnify any director, officer, employee or agent who is found to be liable to Teknik unless it is also determined that he or she is fairly and reasonably entitled to indemnification under the circumstances. The termination of an action, suit or proceeding by judgment, order, settlement, or nolo contendere plea will not create the presumption that such person did not act in good faith or on the reasonable belief that their actions were not adverse to Teknik.
     Our bylaws further provide that we will indemnify our directors, officers, employees and agents if, in each case, indemnification is determined to be appropriate by (a) a majority of the board of directors; (b) a quorum of disinterested directors, upon written opinion by their independent legal counsel; or (c) by the stockholders. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director, officer, employee or agent in connection with that proceeding on receipt of an undertaking by, or on behalf of, that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws. Our bylaws permit us to purchase insurance on behalf of our directors, officers, employees and agents to cover the liabilities discussed above, even if we could not indemnify them against such liabilities.
Item 25. Other Expenses of Issuance and Distribution.
     The following table sets forth our estimated costs and expenses in connection with the offering other than commissions and discounts, if any.

SEC Registration Fee	$1,000
Legal Fees and Expenses	$80,000
Accounting Fees and Expenses	$25,000
Printing and Engraving Expenses	$5,000
Miscellaneous	$0

Total	$111,000
Item 26. Recent Sales of Unregistered Securities.
The Company has not engaged in the sale of unregistered securities during the last three years.
Item 27. Exhibits
     See the Exhibit Index located immediately following the signature page of this registration statement.

II-1

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
Item 28. Undertakings.
     1. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
     (b) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

II-2

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 26, 2007.

TEKNIK DIGITAL ARTS, INC.
By:	/s/ John R. Ward
John R. Ward
Chief Executive Officer and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Ward John R. Ward	Chairman of the Board, Chief Executive Officer and Chief Financial Officer (Principal Accounting Officer)	September 27, 2007

/s/ Benjamin Robins Benjamin Robins	Director	September 27, 2007

Exhibit Index

Exhibit		Method
No.	Description	of Filing

3.1	Articles of incorporation	(a)

3.2	By-laws	(a)

4.1	Specimen of common stock certificate	(a)

4.2	Teknik Digital Arts, Inc. 2004 Stock Option Plan	(e)

5	Opinion of Squire, Sanders & Dempsey L.L.P. regarding legality	(e)

10.1	Letter of Intent with Quicksilver Software, Inc., dated May 17, 2003	(a)

10.2	Exchange Agreement with CodeFire Acquisition Corp., dated December 31, 2003	(a)

10.3	Joint Venture Agreement with Playentertainment, LLP, dated February, 2004	(a)

10.3a	Amendment to Joint Venture Agreement with Playentertainment, LLP, dated September, 2004	(b)

10.4	2004 Stock Option Plan, effective December 31, 2003	(a)

10.6	Employment agreement with Jonathan Domasig, dated July 1, 2003	(a)

10.7	Revolving Credit Agreement with CodeFire Acquisition Corp., dated March 31, 2003	(b)

10.8	Software Purchase Agreement with Fortune Labs, Inc., dated December 31, 2003	(b)

10.9	Software License Agreement with CodeFire Acquisition Corp., dated February 15, 2003	(c)

10.10	Exclusive Patent and Copyright License between Andamiro U.S.A. Corp. and Parisi Sports, Inc., dated June 25, 2003	(c)

10.11	Merchandise Licensing Agreement between Playinteractive, LLP and NBC Enterprises, Inc., dated April 1, 2003	(c)

10.12	Proprietor Approval form between NAS Interactive, LP and Joy Tashjian Marketing Group, LLC, dated November 21, 2003	(c)

10.13	Representation Agreement with Gaylord Sports Management, dated July 28, 2004	(c)

10.14	Sponsorship and Development Agreement with Independent Golf Research Corporation, dated August 5, 2004	(c)

10.15	Sponsorship and Development Agreement with Rick Smith Enterprises, dated August 6, 2004, as amended December 10, 2004	(c)

10.16	Sponsorship and Development Agreement with Mickelson, Inc., dated August 6, 2004, as amended December 10, 2004	(c)

10.17	Joint Venture and Limited Liability Company Agreement with PEP PAD, LLC, dated October 14, 2004	(c)

10.18	Endorsement and Services Agreement with Kentucky Eleven, Inc., dated October 15, 2004	(c)

10.19	Sponsorship and Development Agreement with Buddy Rice Racing, Inc., dated November 17, 2004	(c)

10.20	Revolving Credit Agreement with CodeFire Acquisition Corp., dated February 23, 2005	(c)

10.21	Investment Agreement, dated April 27, 2007, between Dutchess Private Equities, Ltd. and the Company	(e)

10.22	Registration Rights Agreement, dated April 27, 2007 between Dutchess Private Equities, Ltd. and the Company	(e)

10.23	Loan and Security Agreement among Silicon Valley Bank, the Company and Power Gaming League, L.L.C.	(e)

23.1	Consent of Independent Auditors	(e)

23.2	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5)	See Exhibit 5

(a)	Form SB-2 filed on August 10, 2004, SEC File Number 333-118101.

(b)	Included in Amendment No. 2 of Form SB-2, filed on January 25, 2005, SEC File Number 333-118101.

(c)	Included in Amendment No. 3 of Form SB-2, filed on March 1, 2005, SEC File Number 333-118101.

(d)	Filed herewith.

(e)	Filed with original filing of this Form SB-2..